Exhibit 10.2
CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
PROMOTION AGREEMENT
by and between
DEPOMED, INC.
and
SANTARUS, INC.
Dated as of July 21, 2008

PROMOTION AGREEMENT
     This PROMOTION AGREEMENT (this “Agreement”) is made as of July 21, 2008 (the “Effective Date”), by and between Depomed, Inc., a California corporation (“Depomed”), and Santarus, Inc., a Delaware corporation (“Santarus”). Each of Depomed and Santarus is referred to herein individually as a “party” and collectively as the “parties.”
     WHEREAS, Depomed desires to engage Santarus to promote and market the Products in the Territory (each as defined below), and Santarus desires to promote and market the Products, all in accordance with the terms and conditions contained herein;
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the parties hereto intending to be legally bound hereby agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement, the following terms shall have the following meanings:
     Section 1.1 “500mg Product” means the once-daily formulation of 500 mg of metformin HCl that is the subject of NDA No. 21-748 filed with FDA on April 27, 2004 (as such NDA may be amended or supplemented subsequent to the filing date).
     Section 1.2 “1000mg Product” means the once-daily formulation of 1000 mg of metformin HCl that is the subject of NDA No. 21-748 filed with FDA on April 27, 2004 (as such NDA may be amended or supplemented subsequent to the filing date).
     Section 1.3 “Act” means the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. 301, et. seq., as it may be amended from time to time, and the regulations promulgated thereunder, including the Generic Drug Act.
     Section 1.4 “AcuForm Patent License” has the meaning set forth in Section 10.1.
     Section 1.5 “Adverse Drug Experience” means any “adverse drug experience” as defined or contemplated by 21 C.F.R. 314.80 or 312.32, associated with a Product.
     Section 1.6 “Adverse Drug Experience Report” means any oral, written or electronic report of any Adverse Drug Experience transmitted to any Person.
     Section 1.7 “Advertising/Marketing/Educational Expenses” means the following Santarus expenses for directly Promoting the Products and conducting Educational Programs with respect to the Products in the Territory: (a) all out-of-pocket costs for Samples incurred as contemplated by Section 6.5 as well as all out-of-pocket costs for Sample warehousing and distribution, (b) all out-of-pocket costs for Promotional Materials and training materials, (c) all out-of-pocket costs for sales training meetings to the extent attributable to the Products, (d) all out-of-pocket costs for the purchase of Prescriber Data (including any prescriber data for competitive products), (e) all out-of-pocket costs associated with market research, advisory boards, speaker programs, trade shows and “lunch and learns” and other outreach programs with respect to the Products, (f) all costs related to scientific liaisons, and national and regional account managers to the extent attributable to the Products, (g) all costs related to up to one (1) full-time equivalent dedicated product manager; (h) all Medical Affairs Expenses reimbursed by Santarus pursuant to Section 4.7; and (i) all other out-of-pocket costs and expenses of Santarus for directly Promoting the Products and conducting Educational Programs with respect to the Products in the Territory. In the case of Product voucher, coupon, loyalty card or other co-pay assistance programs approved by the JCC, all out-of-pocket costs of Santarus associated with such programs (other than redemption costs) shall be treated as Advertising/Marketing/ Educational Expenses. Notwithstanding the foregoing, (A) the costs set forth in items (f) and (g) above shall be subject to a $[***] cap per Agreement Quarter and (B) the costs set forth in item (c) above shall be subject to a $[***] cap during the Launch Period and to a $[***] cap during each twelve (12) month period thereafter; and such costs in excess of the caps set forth in clauses (A) and (B) shall not be treated as Advertising/Marketing/Educational Expenses.
     Section 1.8 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
     Section 1.9 “Agreement” has the meaning set forth in the preamble to this Agreement.
     Section 1.10 “Agreement Month” means each calendar month during the Term (including any partial calendar month in the case of the first and last calendar months of the Term).
     Section 1.11 “Agreement Quarter” means the Initial Agreement Quarter, each successive period of three months during the Term after the Initial Agreement Quarter and the Final Agreement Quarter.
     Section 1.12 “Annual Plan” has the meaning set forth in Section 4.5(a).
     Section 1.13 “Baseline Percentage” means the percentage determined by dividing (a) the total number of Units of Product prescribed by Professionals on the Depomed Physician List during the two (2) complete Agreement Quarters prior to delivery by Depomed of its intention to commence Promotion and Detailing of the Product in the Territory pursuant to Section 4.9, by (b) the total number of Units of Product prescribed by all Professionals during such two (2) complete Agreement Quarters, based on Prescriber Data for such two (2) complete Agreement Quarters, as such percentage may be amended pursuant to Section 4.9.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     Section 1.14 “BLS” means Biovail Laboratories International SRL, or any Person which succeeds to the obligations of Biovail Laboratories International SRL under the BLS Agreements.
     Section 1.15 “BLS Agreements” means, collectively, the BLS License Agreement, the BLS Manufacturing Transfer Agreement and the BLS Supply Agreement.
     Section 1.16 “BLS Fees” means, for any period, the sum of the following amounts actually paid by Depomed to BLS in such period: (a) earned royalty payments made pursuant to Section 4.6 of the BLS Manufacturing Transfer Agreement attributable to Promotion Net Sales of the 500mg Product, and (b) (i) the Supply Price (as defined under the BLS Supply Agreement) for the 1000mg Product or (ii) in the event that BLS is no longer supplying the 1000mg Product under the BLS Supply Agreement, earned royalty payments made pursuant to Section 4.2 of the BLS Manufacturing Transfer Agreement attributable to Promotion Net Sales of the 1000mg Product; but only to the extent and for so long as such amounts are actually paid by Depomed in respect of supply or the Promotion Net Sales for such period under the applicable BLS Agreement. In the event the amounts actually paid under any such BLS Agreement are reduced or terminate, or Depomed receives a credit for any prior payment of BLS Fees or receives any other payment from BLS under any BLS Agreement, the BLS Fees will correspondingly be reduced or terminate or the credit or other payment shall be applied to the then-current calculation of BLS Fees.
     Section 1.17 “BLS License Agreement” means that certain Amended and Restated License Agreement (Extended Release Metformin Formulations — Canada), dated as of December 13, 2005, by and between Depomed and BLS, as the same may be amended from time to time.
     Section 1.18 “BLS Manufacturing Transfer Agreement” means that certain Manufacturing Transfer Agreement (Controlled Release Metformin Formulations — USA), dated as of December 13, 2005, by and between Depomed and BLS, as the same may be amended from time to time.
     Section 1.19 “BLS Supply Agreement” means that certain Supply Agreement (Extended Release Metformin Formulations — U.S.A.), dated as of December 13, 2005, between Depomed and BLS, as amended on June 30, 2007, as the same may be amended from time to time.
     Section 1.20 “Branded Extended Release Metformin Products” shall mean (i) Glucophage XR (metformin hydrochloride) Extended Release Tablets (NDA No. 21202) and Fortamet (metformin hydrochloride) Extended Release Tablets (NDA No. 21574), each in the dosage strengths and formulations marketed as of the Effective Date (and excluding any generic forms of such products); and (ii) the Products.
     Section 1.21 “Branded Metformin Products” shall mean (i) Glucophage (metformin hydrochloride) Tablets (NDA No. 20357) in the dosage strengths and formulations marketed as of the Effective Date (and excluding any generic forms of such product); and (ii) the Branded Extended Release Metformin Products.

     Section 1.22 “cGMP” shall mean current “Good Manufacturing Practices” as such term is defined from time to time by the FDA or other relevant Governmental Authority having jurisdiction over the manufacture or sale of a Product pursuant to its regulations, guidelines or otherwise.
     Section 1.23 “Co-Chairs” has the meaning set forth in Section 3.2.
     Section 1.24 “COGS” means, for a particular period, Depomed’s cost of goods sold (calculated in accordance with Section 7.3(c)) for the Products in the Territory for such period, but not including (i) BLS Fees, (ii) expenses which are to be deducted from gross sales in reaching the calculation of Net Sales hereunder, and (iii) costs of Samples purchased from Depomed by Santarus hereunder.
     Section 1.25 “Combination Product” has the meaning set forth in Section 13.1.
     Section 1.26 “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 20, 2004, between Depomed and Santarus.
     Section 1.27 “Control” or “Controlled” means, with respect to patents, know-how or other intellectual property rights of any kind, the possession by a party of the ability to grant a license or sublicense of such rights without the payment of additional consideration and without violating the terms of any agreement or arrangement between such party and any Third Party.
     Section 1.28 “DDMAC” means the FDA’s Division of Drug Marketing, Advertising and Communications, or any successor Governmental Authority performing comparable functions in the Territory.
     Section 1.29 “Depomed” has the meaning set forth in the preamble to this Agreement.
     Section 1.30 “Depomed Gross Margin” means, for a particular period, (A) Depomed Net Sales for such period minus (B) (i) all BLS Fees for such period (multiplied by the Depomed Percentage for such period) and (ii) COGS for such period (multiplied by the Depomed Percentage for such period).
     Section 1.31 “Depomed Net Sales” means, for a particular period, Net Sales for such Period, multiplied by the Depomed Percentage for such period.
     Section 1.32 “Depomed Percentage” means, for a particular period during which Depomed is Promoting and Detailing a Product pursuant to Section 4.9, the difference of (a) the percentage determined by dividing (i) the total number of Units of Product prescribed during such period by Professionals on the Depomed Physician List, by (ii) the total number of Units of Product prescribed during such period by all Professionals, in each case based on Prescriber Data for the applicable period; minus (b) the Baseline Percentage; provided that the Depomed Percentage shall not be less than zero.
     Section 1.33 “Depomed Physician List” means the list of obstetrics and gynecology Professionals to whom the Depomed Sales Force may present Details, as such list may be amended from time to time as contemplated by this Agreement; provided that the list must conform to the requirements of Section 4.9.
     Section 1.34 “Depomed Promotional Materials” has the meaning set forth in Section 4.9(d).
     Section 1.35 “Depomed Sales Force” means the field force of Sales Representatives employed or contracted by Depomed.
     Section 1.36 “Depomed Supply Failure” means any circumstances under which any back-up manufacturing rights in favor of Depomed pursuant to any supply arrangement relating to the applicable formulation of the Product are applicable as a result of a failure to fill wholesaler and distributor orders of the applicable Product.
     Section 1.37 “Depomed Trademarks” means (a) Glumetza® , (b) the AcuForm™ trademark, for which Depomed has sought registration for in the United States Patent and Trademark Office, and (c) Depomed®, and, in each case, all related domain names and other trademark related rights. The Depomed Trademarks are attached hereto as Schedule 1.37.
     Section 1.38 “Detail” means an in-person, face-to-face sales presentation of a Product made by a Sales Representative to a Professional, including a P1 Detail or P2 Detail.
     Section 1.39 “Educational Programs” means any activities undertaken with respect to the education of Professionals, pharmacists, managed care representatives or customers regarding a Product or any indication for a Product or funded by unrestricted educational grants, including educational programs and seminars and education materials.
     Section 1.40 “Effective Date” has the meaning set forth in the preamble to this Agreement.
     Section 1.41 “Evaluation Period” has the meaning set forth in Section 13.1.
     Section 1.42 “Executive Officers” means the Chief Executive Officers of Santarus and Depomed (or, if there is no such officer, its President or other executive officer designated by the Chief Executive Officer).
     Section 1.43 “FDA” means the United States Food and Drug Administration or any successor agency performing comparable functions in the Territory.
     Section 1.44 “Final Agreement Quarter” means the period commencing on the first day following the last full Agreement Quarter during the Term and ending on the last day of the Term.
     Section 1.45 “Force Majeure Event” has the meaning set forth in Section 16.7.
     Section 1.46 “GAAP” has the meaning set forth in Section 7.3(c).

     Section 1.47 “Generic Drug Act” has the meaning set forth in Section 9.1(j).
     Section 1.48 “[***]” means [***].
     Section 1.49 “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the parties contemplated by this Agreement.
     Section 1.50 “Gross Margin” means, for a particular period, (A) Promotion Net Sales for such period minus (B) (i) all BLS Fees for such period (multiplied by the Promotion Percentage for such period), and (ii) COGS for such period (multiplied by the Promotion Percentage for such period).
     Section 1.51 “Initial Agreement Quarter” means the period commencing on the Effective Date and ending on December 31, 2008.
     Section 1.52 “JAMS” has the meaning set forth in Section 3.5(b).
     Section 1.53 “JCC” has the meaning set forth in Section 3.1.
     Section 1.54 “Launch Period” means the period beginning on the Effective Date and ending on March 31, 2009.
     Section 1.55 “Launch Plan” means the plan and schedule for the commercial re-launch of the Products in the Territory during the Launch Period, including the parties’ responsibilities for the activities associated with such commercial re-launch of the Products, a budget for the activities to be undertaken in connection with such commercial re-launch. The initial Launch Plan describing a summary of the plan and schedule for commercial re-launch is attached hereto as Schedule 1.55.
     Section 1.56 “Legal Requirements” means laws, rules and regulations of any Governmental Authority in the Territory, including, for clarity, all guidelines, policies and procedures referenced in Section 5.3 of this Agreement.
     Section 1.57 “Mediation Notice” has the meaning set forth in Section 3.5(b).
     Section 1.58 “Medical Affairs Expenses” means all of Depomed’s out-of-pocket costs related to the handling of medical inquiries under Section 4.7 to the extent attributable to the Product.
     Section 1.59 “Metformin Product Rights” has the meaning set forth in Section 13.1.
     Section 1.60 “Minimum Detailing Obligations” has the meaning set forth in Section 4.1(b).

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     Section 1.61 “Minimum Detailing Period” has the meaning set forth in Section 4.1(b).
     Section 1.62 “NDA” means any “new drug application” (as such term is used under the Act) filed or acquired by Depomed or any Affiliate with the FDA with respect to a Product and all subsequent submissions, supplements and amendments thereto, including NDA No. 21-748 filed with the FDA on April 27, 2004 (as such NDA may be amended or supplemented subsequent to the filing date).
     Section 1.63 “Negotiation Period” has the meaning set forth in Section 13.1.
     Section 1.64 “Net Sales” means, for a particular period, the gross amount invoiced on sales of Product in the Territory recognized as gross revenue in accordance with GAAP by Depomed, its Affiliates, licensees, sublicensees and assigns to independent, unrelated Third Parties during such period in bona fide arms’ length transactions, less the following deductions, calculated to arrive at net sales in accordance with GAAP: (a) freight, insurance (but only insurance with respect to shipping the Product), and other transportation charges to the extent added to the sales price and set forth separately as such on the total amount invoiced; (b) any sales, use, value-added, excise taxes or duties or allowances on the selling price of Product to the extent added to the sales price and set forth separately as such on the total amount invoiced; (c) chargebacks, trade, quantity and cash discounts and rebates to the extent customary in the trade, including governmental rebates; (d) allowances or credits, including allowances or credits to customers on account of rejection, defects or returns of the Product, or because of a retroactive price reduction; and (e) redemption costs associated with any Product voucher, coupon, loyalty card or other co-pay assistance programs approved by the JCC, or listed in Schedule 4.5(h). Net Sales shall not include a sale or transfer to an Affiliate, licensee, sublicensee or assign of Santarus or Depomed or if done for clinical, regulatory or governmental purposes where no consideration is received; but the resale by such Affiliate, licensee, sublicensee or assign of Santarus or Depomed shall be considered a sale of such Product. For purposes of clarity, it is the intent of the parties that “Net Sales” for the purposes of this Agreement shall be consistent with the GAAP net sales reported by Depomed in its periodic reports with the U.S. Securities and Exchange Commission.
     Section 1.65 “Order” means any award, decision, injunction, judgment, decree, order, ruling, or verdict entered, issued, made, or rendered by any Governmental Authority or by any arbitrator.
     Section 1.66 “P1 Detail” means a Detail in which the promotional message involving a Product is presented in the first position and is the principal topic of discussion during the contact.
     Section 1.67 “P2 Detail” means a Detail in which the promotional message involving a Product is presented in the second position and is emphasized more than any other product in the Detail, except for the product in the P1 Detail.
     Section 1.68 “PDMA” means the Prescription Drug Marketing Act, as amended, and the rules and regulations promulgated thereunder.

     Section 1.69 “Patheon” means Patheon Puerto Rico, Inc. (f/k/a MOVA Pharmaceutical Corporation), or any Person which succeeds to the obligations of Patheon Puerto Rico, Inc. under the Patheon Agreement.
     Section 1.70 “Patheon Agreement” means that certain Commercial Manufacturing Agreement, dated as of December 19, 2006, by and between Depomed and Patheon, as the same may be amended from time to time.
     Section 1.71 “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.
     Section 1.72 “Prescriber Data” means data provided by a Third Party which measures prescriptions filled for Products (by individual prescriber) in the Territory during a specified time period, from a source mutually agreed in writing by the parties (it being understood that each of IMS Health Incorporated and Wolters Kluwer is a source agreeable to the parties).
     Section 1.73 “Product(s)” means any pharmaceutical product formulation for human use containing metformin or any other salt, chiral forms or metabolites thereof as the sole active pharmaceutical ingredient, including the 500mg Product and the 1000mg Product.
     Section 1.74 “Product Complaints” means any report concerning the quality, purity, quantity, weight, pharmacologic activity, labeling, identity or appearance of a Product.
     Section 1.75 “Professional” means a physician or other health care practitioner who is permitted by law to prescribe Products.
     Section 1.76 “Promote,” “Promotional” and “Promotion” mean, with respect to a Product, any activities undertaken to encourage sales or use of such Product, including Details, product sampling, detail aids, drop-offs, coupons, discount cards, journal advertising, direct mail programs, direct-to-consumer advertising, convention exhibits and all other forms of marketing, advertising, public relations or promotion.
     Section 1.77 “Promotion Commencement Date” has the meaning set forth in Section 4.1(e).
     Section 1.78 “Promotion Fees” has the meaning set forth in Section 7.2(a).
     Section 1.79 “Promotion Net Sales” means Net Sales multiplied by the Promotion Percentage.
     Section 1.80 “Promotion Percentage” means, for a particular period, 100% minus the Depomed Percentage for such period, if any Depomed Net Sales occur in such period.
     Section 1.81 “Promotional Effort” has the meaning set forth in Section 4.1(a).
     Section 1.82 “Promotional Materials” has the meaning set forth in Section 4.4(a).

     Section 1.83 “Proprietary Information” means any proprietary or confidential information communicated from one party to the other in connection or relating to this Agreement, which is identified as confidential or proprietary, or which the other party knows or has reason to know is confidential or proprietary, including the Technology and financial, marketing, business, technical and scientific information or data, information related to Santarus’ compensation of its Sales Representatives, information contained within the Annual Plan and Launch Plan, and the information described in Section 4.6, whether communicated in writing, orally or electronically. Proprietary Information shall not include information that the receiving party can show through written documentation:
          (a) at the time of disclosure, is publicly known;
          (b) after the time of disclosure, becomes part of the public domain, except by breach of an agreement between the disclosing party or any Affiliate thereof and the receiving party or any Affiliate thereof;
          (c) is or was in the possession of the receiving party or any Affiliate thereof at the time of disclosure by the disclosing party and was not acquired directly or indirectly from the disclosing party or any Affiliate thereof or from any other party under an agreement of confidentiality to the disclosing party or any Affiliate thereof; and
          (d) is or was developed by the receiving party or its Affiliates without use of or reference to the other party’s Proprietary Information.
     Section 1.84 “Regulatory Approval” means any and all consents or other authorizations or approvals required from a Governmental Authority to market and sell a Product in the Territory, but excluding any form of reimbursement approval.
     Section 1.85 “Safety Stock” has the meaning set forth in Section 6.1.
     Section 1.86 “Sales Force Expenditures” means the costs allocated to the Santarus Sales Force in accordance with Section 4.1(c).
     Section 1.87 “Sales Representatives” means sales representatives employed by Santarus or Depomed, or a Third Party engaged by Santarus or Depomed, to Detail the Products, who have been trained and equipped to Detail the Products in accordance with this Agreement.
     Section 1.88 “Samples” has the meaning set forth in Section 6.5.
     Section 1.89 “Santarus” has the meaning set forth in the Preamble to this Agreement.
     Section 1.90 “Santarus CAC” means Santarus’ Copy Approval Committee.
     Section 1.91 “Santarus Manufacturing Notice” has the meaning set forth in Section 6.6.

     Section 1.92 “Santarus Sales Force” means the field force of Sales Representatives employed or engaged by Santarus, including field-based sales force management such as regional and district sales managers.
     Section 1.93 “Santarus Trademarks” means the trademarks set forth on Schedule 1.93, including the “Santarus” trademark and associated design and logo.
     Section 1.94 “Serious Adverse Drug Experience” means any Adverse Drug Experience, including those subject to expedited reporting as defined in the regulations cited below, that is fatal or life-threatening, requires hospitalization or prolongation of existing hospitalization, results in persistent or significant disability or incapacity, is a congenital anomaly/birth defect, or is of comparable medical significance or any other event which would constitute a “serious” Adverse Drug Experience pursuant to the terms of 21 C.F.R. 314.80 or 312.32.
     Section 1.95 “Serious Adverse Drug Experience Report” means any Adverse Drug Experience Report that involves a Serious Adverse Drug Experience.
     Section 1.96 “Subcontracting” means subcontracting or sublicensing a party’s rights or obligations hereunder (a) pursuant to which a Third Party will manufacture the Products; or (b) pursuant to which a Third Party Sales Representative is engaged to Promote the Products. “Subcontractor” means the Third Party with whom the Subcontracting agreement is entered into.
     Section 1.97 “Technology” means all pharmacological, toxicological, preclinical, clinical, technical or other information, data and analysis and know-how relating to the registration, manufacture, packaging, use, marketing or sale of a Product and all proprietary rights relating thereto owned by Depomed or its Affiliates or to which Depomed or its Affiliates has rights so as to be able to license.
     Section 1.98 “Term” has the meaning set forth in Section 8.1.
     Section 1.99 “Territory” means the United States, including its territories and possessions and Puerto Rico.
     Section 1.100 “Third Party” means any Person other than Santarus or Depomed or their respective Affiliates.
     Section 1.101 “Unit” means one (1) tablet of the 1000mg Product and two (2) tablets of the 500mg Product; provided that “Unit” shall have such other meaning as the parties may negotiate in good faith in the event that either party reasonably determines that the then current definition of Unit does not equitably reflect differences in value between the 500mg Product and the 1000mg Product for purposes of calculating the Baseline Percentage and the Depomed Percentage.
     Section 1.102 “United States Bankruptcy Code” means the U.S. Bankruptcy Code, 11 U.S.C. §§ 101, et seq.

     Section 1.103 “Valid Claim” means a claim in any issued patent or pending patent application which (a) has not been held invalid or unenforceable by a non-appealed or un-appealable decision of a court or government agency or other appropriate body of competent jurisdiction and has not been admitted invalid through disclaimer or dedication to the public, and (b) has not expired, been determined to be unenforceable, been cancelled, withdrawn, abandoned or been on file with the applicable patent office for more than seven (7) years from the earlier of its date of filing or earliest claim of priority under 35 U.S.C. §119 or §120 and its successors in the United States.
     Section 1.104 “Volume Forecast” has the meaning set forth in Section 6.3.
ARTICLE II
GRANT
     Section 2.1 Grant of Promotion Rights
     During the Term, subject to the terms and conditions of this Agreement (including Depomed’s right to elect to Promote the Products as set forth in Section 4.9), Depomed hereby grants to Santarus and its Affiliates and Santarus and its Affiliates hereby accept an exclusive right to Promote the Products under the Depomed Trademarks in the Territory, on the terms and subject to the conditions set forth herein. Depomed agrees that its and its Affiliates’ right to Promote the Products is limited to the rights set forth in Section 4.9.
     Section 2.2 Sublicense
     Except pursuant to Section 16.9 or in connection with the use of Third Party Sales Representatives, Santarus shall not assign, subcontract or otherwise transfer or delegate any of its rights or obligations under this Agreement without the express written consent of Depomed, which consent may be withheld by Depomed in its sole discretion.
     Section 2.3 Limitation on Metformin Promotion
     Except as expressly contemplated by this Agreement (including Article XIII hereof) and subject to Section 13.1 hereof, Santarus shall not promote, market or distribute any product containing metformin hydrochloride as the sole active ingredient in the Territory during the Term of this Agreement, other than the Products.
     Section 2.4 Retention of Rights
     Depomed retains and shall retain all proprietary and property interests in the Products until the point of sale or, in the case of Samples, until delivered to Santarus as contemplated by Section 6.5. Santarus will not have nor represent that it has any control or proprietary or property interests in the Products, except for the licenses and rights specifically granted hereunder. Except as expressly set forth herein, nothing contained herein shall be deemed to grant Santarus, by implication, a license or other right or interest in any patent, trademark or other similar property of Depomed or its Affiliates, except as may be necessary for Santarus to Promote the Products pursuant to this Agreement or to manufacture the Products in accordance with Section 6.6. Except as expressly set forth herein, nothing contained herein shall be deemed to grant Depomed, by implication, a license or other right or interest in any patent, trademark or other similar property of Santarus or its Affiliates, except as may be necessary for Depomed to Promote the Products pursuant to this Agreement.
ARTICLE III
JOINT COMMERCIALIZATION COMMITTEE
     Section 3.1 Establishment
     The parties agree to establish, for the purposes specified herein, a Joint Commercialization Committee (the “JCC”). The parties acknowledge and agree that the JCC does not have the power to amend, modify or waive any of the terms or conditions of this Agreement.
     Section 3.2 Joint Commercialization Committee
     The JCC shall be established by the parties and shall be comprised of four (4) members, two (2) of whom shall be appointed by Depomed and two (2) of whom shall be appointed by Santarus. Each party has indicated to the other its initial appointments to the JCC. A party may change any of its representatives at any time if a new person is appointed to any of the foregoing positions by giving written notice to the other party. The total number of JCC members may be changed by unanimous vote of the JCC from time to time as appropriate; provided, that the JCC shall in all cases be comprised of an equal number of members from each of Depomed and Santarus. Santarus and Depomed each will designate one representative of such party to serve as co-chairs of the JCC (the “Co-Chairs”). The members appointed to the JCC by each party shall be employees of such party and shall be vested with appropriate decision-making authority and power by such party. The Chief Executive Officers of Santarus and Depomed shall not be members of the JCC.
     Section 3.3 JCC Responsibilities
     Except as otherwise set forth herein, the JCC shall provide strategic oversight of all Promotional activities for the Products hereunder, it being understood that Santarus shall be responsible for directing such Promotional and marketing activities. The responsibilities of the JCC shall be exercised consistent with this Agreement and shall include, but shall not be limited to:
          (a) reviewing the Annual Plan as contemplated by Section 4.5(a);
          (b) reviewing material modifications by Santarus to the Annual Plan or the Launch Plan;
          (c) reviewing Santarus’ Product Promotion strategies and objectives, including Product positioning, messaging and branding;
          (d) if applicable, monitoring the Depomed Sales Force call plan for coordination with the Santarus Sales Force;

          (e) monitoring advertising placement and market responses, including any post-implementation reviews;
          (f) reviewing and approving any Volume Forecasts and reviewing any Sample forecasts, consistent with Section 6.3;
          (g) establishing pricing for commercial sale of Products by or on behalf of Depomed, including the timing of any pricing changes;
          (h) reviewing sales incentive compensation plans for the Santarus Sales Force related to the Products;
          (i) establishing contracting guidelines for the distribution of the Products (or if no such guidelines have been established, approving any new or amended contracts);
          (j) establishing contracting guidelines for the managed care and government markets (or if no such guidelines have been established, approving any new or amended contracts);
          (k) proposing any new packaging design for the Products (subject to Depomed’s approval, and followed by and subject to applicable FDA and other Legal Requirements);
          (l) establishing the Net Sales forecast for 2009 for purposes of calculating the minimum Advertising/Marketing/Educational Expenses for that year in accordance with Section 4.1(d);
          (m) reviewing and approving any Product voucher, coupon, loyalty card or other co-pay assistance programs;
          (n) reviewing and approving any proposed material capital expenditures relating to the manufacture of the Products; and
          (o) such other functions as may be mutually agreed upon by the parties from time to time.
For the avoidance of doubt, (i) the JCC shall not have any review or approval rights with respect to any matters relating to the development of the Products, (ii) any decisions of the JCC with respect to matters which relate to Regulatory Approval for a Product shall require Depomed’s prior written consent, (iii) the JCC cannot require Santarus to pay more than the minimum amounts described in Section 4.1 with respect to Advertising/Marketing/Educational Expenses or Sales Force Expenditures, and (iv) “reviewing” as set forth above shall not imply any approval right or other decision-making power on the part of the JCC.
     Section 3.4 Meetings of the JCC.

     Meetings of the JCC may be called by the Co-Chairs of the JCC from time to time and, upon no less than ten (10) days’ notice, shall otherwise be called when requested by a party; provided, however, that meetings of the JCC shall be held monthly during the first six months of the Term, and on at least a quarterly basis thereafter. If possible, the meetings shall be held in person or where appropriate, by video or telephone conference. Unless otherwise agreed, the location of any in-person meetings of the JCC shall alternate between the corporate offices of the parties. The parties shall determine the form of the meetings. Subject to Section 3.5, decisions shall be made unanimously, each party having one (1) vote regardless of the number of representatives present or voting; provided, that no such vote shall be valid unless each party is represented by at least two (2) members either by written proxy or actual presence at the meeting at which the vote is taken. Subject to appropriate confidentiality undertakings where applicable, each party shall have the right, upon written notice to the other party, to have present at JCC meetings additional, non-voting participants (not to exceed ten such participants at any JCC meeting without the consent of the other party). Such additional participants shall not be deemed to be, or have any rights or responsibilities of, a member of the JCC. The parties shall cause their respective representatives on the JCC to use their reasonable efforts to resolve all matters presented to them as expeditiously as possible. The party hosting any meeting shall propose the agenda for the meeting and appoint a secretary to the meeting who shall record the minutes of the meeting. Such minutes shall be circulated to the parties promptly following the meeting for review and comment and for unanimous ratification by both parties. Each party shall bear its own travel and related costs incurred in connection with participation in the JCC.
     Section 3.5 JCC Disputes
          (a) In the event that the JCC is, after a period of ten (10) days, unable to make a decision due to a lack of required unanimity, either party may submit the matter being considered to the Executive Officers for a joint decision. In such event, either Co-Chair of the JCC, by written notice to the other party, shall formally request the dispute be resolved by the Executive Officers, specifying the nature of the dispute with sufficient detail to permit adequate consideration by the Executive Officers. The Executive Officers shall diligently and in good faith attempt to resolve the referred dispute expeditiously and, in any event, within fifteen (15) days of receiving such written notification.
          (b) In the event that the Executive Officers are unable to reach a resolution of any referred dispute after good faith negotiations during the fifteen (15)-day period referred to in Section 3.5(a) above and in the event such dispute is not related to compliance with this Agreement, regulatory matters, or the validity, breach or interpretation of this Agreement, either party may commence mediation within fifteen (15) days after the conclusion of such fifteen (15)-day period by providing to the other party a written request for non-binding mediation, setting forth the subject of the dispute and the relief requested (a “Mediation Notice”). The parties will cooperate with Judicial Arbitration and Mediation Services (“JAMS”) and with one another in selecting a mediator from JAMS’ panel of neutrals, and in scheduling the mediation proceedings. The parties shall endeavor to conclude any mediation under this Section 3.5 within thirty (30) days after delivery by either party of Mediation Notice. The parties covenant that they will participate in the mediation in good faith and that they will share equally in its costs; provided that each party will be responsible for its own attorneys’ fees. Either party may seek equitable relief prior to the mediation to preserve the status quo pending the completion of that process. Except for such an action to obtain equitable relief, neither party may commence a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session, or thirty (30) days after delivery of the Mediation Notice, whichever occurs first.
          (c) Any disputes referred to the Executive Officers for resolution pursuant to this Section 3.5 shall not be subject to any dispute resolution mechanism or procedure other than pursuant to this Section 3.5.
ARTICLE IV
PRODUCT PROMOTION
     Section 4.1 Product Promotion
          (a) Subject to applicable Legal Requirements, as well as the provisions of this Agreement, Santarus shall, from and after the Promotion Commencement Date, at its sole expense, use commercially reasonable efforts to Promote the Products within the Territory in accordance with the Launch Plan or Annual Plan (the “Promotional Effort”). For purposes of the preceding sentence, Santarus’ commercially reasonable efforts shall be met if Santarus is in compliance with its obligations under Section 4.1(b), 4.1(c), 4.1(d) and 4.1(e) of this Agreement. Santarus will cause the Santarus Sales Force and Santarus employees and agents acting on Santarus’ behalf to comply with this Agreement and all applicable Legal Requirements in connection with the Promotion of the Products. It is understood, and Santarus agrees, that it will be accountable for the acts or omissions of the Santarus Sales Force and its employees and agents to the extent such acts or omissions fail to comply with Santarus’ obligations under this Agreement.
          (b) From the Promotion Commencement Date and through the first anniversary of such Promotion Commencement Date (the “Minimum Detailing Period”), the Santarus Sales Force shall perform a minimum of [***] P1 Details and a minimum of [***] P2 Details (the “Minimum Detailing Obligations”); [***]. For purposes of determining P1 and P2 Details hereunder, each Product shall be deemed to be the same Product and shall be counted only once. By way of illustration, Santarus shall not have the right to count both a P1 Detail for the 500mg Product and a P2 Detail for the 1000mg Product. In such case, only the P1 Detail shall be counted for purposes of determining compliance with the Minimum Detailing Obligations.
          (c) During each of the [***] periods within the [***] month period following the end of the Minimum Detailing Period, Santarus Sales Force Expenditures shall equal at least [***] percent ([***]%) of the immediately prior [***] Promotion Net Sales. From and after the end of such [***] month period, the minimum shall be reduced to [***] percent ([***]%) of the immediately prior [***] Promotion Net Sales. Santarus Sales Force Expenditures for any [***] period shall be calculated as follows: (i) each P1 Detail shall be valued at $[***]; and (ii) each P2 Detail shall be valued at $[***] ($[***] for any period during which a particular Santarus Sales Representative who is delivering Details is at the same time delivering details for two (2) or more additional products), with such amounts to be increased on each May 1 by the amount of increase in the Consumer Price Index published for the prior year.

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          (d) From and after the Effective Date and for the remainder of the Term, Santarus shall spend at least the following amounts on Advertising/Marketing/Educational Expenses during the periods set forth below:

Period	Advertising/Marketing/Educational Expenses
Effective Date through March 31, 2008	$5,000,000
[***]	[***]
[***]	[***]
[***]	[***]
          (e) Santarus shall commence (the date of such commencement, the “Promotion Commencement Date”) Promotion (including Details by the Santarus Sales Force) of the Products in accordance with this Agreement and the performance of the other obligations contained herein that are required to be performed from and after the Promotion Commencement Date as soon as practicable following the date hereof, but no later than [***], 2008. The parties agree to cooperate with each other in good faith in furtherance of the preceding sentence.
          (f) For the avoidance of doubt, the obligations of Santarus as set forth in this Section 4.1 shall be suspended for any period of time during which Depomed is unable to: (i) timely supply Samples or trade Product in accordance with Article 6 or (ii) maintain the continued effectiveness of the Regulatory Approvals.
     Section 4.2 Representations to Customers
     Santarus will not make any false or misleading representations to Professionals, customers or others regarding Depomed or the Products and will not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Products that are not consistent with the applicable then-current FDA approved labeling and package insert (except to the extent permitted by Legal Requirements). Santarus agrees to undertake timely and complete corrective action for any deviations from this Section 4.2, subject to discussion and review by Depomed’s regulatory affairs and quality assurance department.
     Section 4.3 Staffing; Training
          (a) Santarus shall be solely responsible for all costs and expenses of compensating its Sales Representatives. Consistent with applicable Legal Requirements, Santarus shall pay incentive compensation to its Sales Representatives with respect to the Products in accordance with Santarus’ incentive compensation plan for Santarus’ own products; it being understood that, through the Minimum Detailing Period, such incentive compensation shall constitute (i) at least [***] percent ([***]%) (on a pro-rated basis) of the total targeted cash

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incentive compensation under Santarus’ field incentive compensation plans for the aggregate of Santarus Sales Representatives engaged in Detailing Products under this Agreement, and (ii) at least [***] percent ([***]%) (on a pro-rated basis) of the sales component (and excluding any MBO component) of the targeted cash incentive compensation under Santarus’ field incentive compensation plans for the aggregate of Santarus district sales managers involved in the Promotion of the Product. Santarus shall notify its Sales Representatives and district sales managers prior to the Promotion Commencement Date and consistent with its procedures for Santarus’ other products of the total potential incentive compensation for the Products. For clarity, the minimum incentive compensation requirement in this Section 4.3 does not apply to sales force management (other than district sales managers), such as regional sales managers.
          (b) Depomed shall make available to Santarus any training materials created by Depomed prior to the Effective Date at Depomed’s out-of-pocket cost for printing and delivering such materials (and such costs shall be included in the Advertising/Marketing/Education Expenses for Santarus). In consultation with Depomed, Santarus may modify any such training materials or develop additional training materials for its Sales Representatives with respect to a Product; provided that such modified or developed training materials shall be subject to Depomed’s review as Promotional Materials as provided in Section 4.4. Promptly after the Effective Date, at a time and location to be agreed upon by the parties consistent with the Launch Plan, Depomed shall make available to Santarus, at Depomed’s cost and expense, personnel and materials for one “train the trainers” meeting to facilitate Santarus’ training of its Sales Representatives. Santarus shall, at its own expense subsequent to the “train the trainers” meeting and prior to the Promotion Commencement Date, provide training programs to its Sales Representatives consistent with Santarus’ obligations hereunder and all other Legal Requirements. Such programs shall include training with respect to reporting Adverse Drug Experiences and technical complaints. After the initial training, Santarus shall periodically provide additional training to each of its Sales Representatives, and shall update its training materials as appropriate in connection with such additional training, in accordance with this Section 4.3.
     Section 4.4 Promotional Materials; Educational Materials
          (a) Subject to Sections 4.4(b), 4.4(c) and 4.9, Santarus shall, at its own expense (which for clarity shall be included as an Advertising/Marketing/Educational Expense hereunder) have the right to create, develop, produce or otherwise obtain, and utilize sales, promotional, advertising, marketing, educational and training materials (“Promotional Materials”) which are necessary to support fully the Promotional Effort for the Products. Such Promotional Materials may include, by way of example, detailing aids; leave behind items; premium branded items; journal advertising; educational programs; formulary binders; appropriate reprints and reprint carriers; product monographs; patient support kits; convention exhibit materials; direct mail; market research survey and analysis; training materials; and scripts for telemarketing and teleconferences. All Promotional Materials used by the Santarus Sales Force or bearing the Santarus Trademarks will be subject to the review and approval of the Santarus CAC. All Promotional Materials developed by Santarus hereunder shall prominently display such Depomed Trademark(s) as shall be specified by Depomed to Santarus following its review of the applicable prototype in accordance with Section 4.4(b).

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          (b) Prior to the use thereof, Santarus shall provide to Depomed a prototype of any Promotional Materials created by Santarus for review. Depomed shall notify Santarus of any objections it has to such prototype and the basis therefor as soon as reasonably practicable, but no later than ten (10) business days following its receipt thereof (five (5) business days during the Launch Period). Santarus shall modify such Promotional Materials to the extent necessary to resolve any objections made by Depomed to such Promotional Materials on the grounds that such Promotional Materials are inconsistent with any Legal Requirements or this Agreement and shall in good faith consider any of Depomed’s other objections. The final version of the Promotional Materials approved by the Santarus CAC shall be provided to Depomed for its review and approval to confirm their consistency with the prototype approved by Depomed and the resolution of Depomed’s objections in accordance with this Section 4.4(b), which review and approval shall occur, as soon as reasonably practicable, but no later than five (5) business days following its receipt by Depomed. Upon approval, the Promotional Materials may be produced in quantity, and Santarus shall provide Depomed with the requisite number of copies of the final printed form in a timely manner so as to allow Depomed to satisfy its obligation to file such materials with the FDA prior to the first use of the Promotional Materials, and Depomed will make such filing with the FDA within five (5) business days of its receipt of such copies. In furtherance of the foregoing provisions of this Section 4.4(b), the parties will endeavor to cooperate to facilitate the timely and efficient review of Promotional Materials and resolution of any disputes or disagreements related to Promotional Materials, with a view to containing both parties’ internal personnel resources and external costs associated with the creation, review and approval of the Promotional Materials.
          (c) At Santarus’ request, Depomed shall make available to Santarus any Promotional Materials created by Depomed prior to the Effective Date, including electronic copies of Promotional Materials, at Depomed’s out-of-pocket cost for printing and delivering such materials (and such costs shall be included in the Advertising/Marketing/Education Expenses for Santarus). On or prior to the Promotion Commencement Date, Depomed shall deliver to Santarus all such Promotional Materials created by Depomed in its inventory. The Promotional Materials supplied to Santarus under this Section 4.4(c) shall be delivered to a single location specified by Santarus in writing prior to such delivery. Depomed hereby grants to Santarus the exclusive right, during the Term, to use the Promotional Materials supplied to Santarus pursuant to this Section 4.4(c) in the performance of its obligations under this Agreement.
          (d) Depomed shall own all copyrights to all Promotional Materials that are created during the Term of this Agreement in connection with and to the extent relating to the Promotion of the Products. Santarus shall use commercially reasonable efforts consistent with accepted business practices to obtain such assignments from the authors and creators of such materials as may be necessary to vest ownership of the copyright in Depomed. Depomed shall, and does hereby, grant to Santarus a royalty-free license to use and reproduce such materials solely in conjunction with its Promotion of the Products pursuant to this Agreement, which license shall not be assignable or transferable by Santarus, except in accordance with the terms of Section 2.2.
     Section 4.5 Annual Plan; Promotion Expenses
          (a) On or prior to October 31st of the preceding calendar year with respect to each calendar year during the Term beginning with the 2009 calendar year, Santarus shall develop an annual commercialization plan (the “Annual Plan”) and submit the Annual Plan to the JCC for review. The Annual Plan shall set forth the manner in which Santarus anticipates it will Promote the Products during the period to which the Annual Plan relates; provided, however, that the Annual Plan may be modified from time to time as Santarus reasonably deems appropriate for the Promotion of the Products, subject where applicable to Santarus’ compliance with its obligations under this Agreement, including without limitation the obligations set forth in Section 4.1. Any such modified Annual Plan shall be provided to the JCC for its review at its next regularly scheduled meeting. The Annual Plan shall include, at a minimum:
               (i) the anticipated number of quarterly and annual Details (including P1 Details and P2 Details) to be provided by the Santarus Sales Force, and the physicians targeted to receive those Details;
               (ii) product positioning, strategy and tactics with supporting advertising and promotional activity to be undertaken;
               (iii) planned public relations activities, if any;
               (iv) any training or sampling programs to be conducted;
               (v) medical education programs to be conducted;
               (vi) pricing and contracting strategies; provided, however, that Product pricing shall be established as set forth in Section 3.3;
               (vii) managed health care strategies and tactics; provided, however, that managed care contracting guidelines shall be established as set forth in Section 3.3; and
               (viii) a budget for all costs and expenses associated with the activities to be undertaken pursuant to the Annual Plan (including the projected Advertising/Marketing/Educational Expenses and Sales Force Expenditures).
          (b) In addition, on or prior to October 31st of the preceding calendar year with respect to each calendar year during the Term beginning with the 2009 calendar year, Depomed shall provide the following information to the JCC to assist the JCC in its review of the Annual Plan: (i) Product manufacturing and distribution forecasts for the coming year (including forecasted COGS and BLS Fees), and (ii) plans for and reasonably detailed reports summarizing any data resulting from post-marketing clinical studies that Depomed, in its sole discretion and expense, decides to conduct. Depomed shall also provide to the JCC its proposed Volume Forecast on a quarterly basis pursuant to Section 6.3.
          (c) The JCC shall use all reasonable efforts to review and provide comments to the Annual Plan not later than December 1 of each preceding calendar year. Santarus will consider in good faith any comments to the Annual Plan provided by the JCC.
          (d) Santarus shall not have any obligation to incur Sales Force Expenditures or Advertising/Marketing/Educational Expenses in excess of the minimum amounts provided in Sections 4.1(c) and (d), respectively, of this Agreement.

          (e) [***].
          (f) Each party will bear its own operating expenses associated with the Products and Promotion thereof, including all personnel, general and administrative and overhead costs. Santarus will bear all Santarus Sales Force expenses, and Depomed will bear all Depomed Sales Force expenses. Depomed will bear all costs associated with maintaining and continuing all Regulatory Approvals of the Products in the Territory, including all costs associated with Adverse Drug Experience reporting, filing annual reports in connection with the NDAs, user fees and establishment fees associated with the NDAs and all clinical and regulatory requirements.
          (g) At the end of each Agreement Quarter, Santarus shall provide directly to Depomed, within ten (10) business days of its receipt, the Prescriber Data for such Agreement Quarter related to the Product, to the extent and in such form as is permitted under the applicable Third Party agreements under which Santarus purchases the Prescriber Data.
          (h) From the Effective Date through September 15, 2008, Depomed shall maintain, at a minimum, the Promotion activity set forth in Schedule 4.5(h).
     Section 4.6 Santarus Promotion Reports
          (a) Within forty-five (45) days following the end of each Agreement Quarter, Santarus shall provide the JCC with a status report, which report will summarize Santarus’ Detailing activities pursuant to this Agreement for such prior Agreement Quarter and on a calendar year-to-date basis, including, to the extent Santarus customarily creates the following reports for Santarus’ other products which are promoted by or on behalf of Santarus: (a) the number of P1 and P2 Details made and recorded by Santarus’ standard record keeping procedures; (b) the names and addresses of the Professionals called upon; (c) the percentage of Professionals Detailed who were provided with Samples; (d) the average number of such Samples delivered on each Detail; (e) Advertising/Marketing/Education Expenses for such Agreement Quarter; and (f) such other information as may be agreed upon in writing by the parties.
          (b) [***].
     Section 4.7 Medical Inquiries
     The parties acknowledge that each may receive requests for medical information concerning the Product from members of the medical and paramedical professions and consumers regarding the Product. If such requests are received by Santarus, the request will be referred to Depomed’s medical department. Depomed shall also be responsible for responding to such requests that are not received by Santarus, all of which responses shall be in compliance with all applicable Legal Requirements and the NDA. Depomed shall promptly provide Santarus with (i) copies of all written materials and (ii) written summaries of all oral advice, provided by Depomed in response to such inquiries. Depomed shall be obligated for any costs associated with its responsibilities pursuant to this Section 4.7; [***].

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     Section 4.8 Trademarks
          (a) The “Depomed” trademark must appear on all Promotional Material that makes reference to the Products, to the extent such Promotional Materials would typically contain a company trademark. The “AcuForm” trademark must appear on all Promotional Materials that make reference to the “AcuForm” drug delivery technology incorporated into the Products. Depomed hereby grants to Santarus a non-assignable, non-sublicensable, non-exclusive, royalty-free right and license to use the Depomed Trademarks in the Territory solely in connection with Santarus’ Promotion of the Products in accordance with this Agreement; provided Santarus may assign and sublicense such right and license in accordance with Section 2.2. Such license shall expire immediately upon the expiration or termination of this Agreement. Subject to this Section 4.8 and to applicable Legal Requirements, Santarus shall have the right to use the Santarus Trademarks, and include the name “Santarus” or any variation thereof on the Promotional Materials; provided that such Santarus Trademarks will not appear in greater prominence or in greater frequency than the Depomed Trademarks. In addition, the JCC will discuss including the Santarus Trademarks, in equal prominence to the Depomed Trademarks and in accordance with all Legal Requirements, on all packaging for Samples distributed by the Santarus Sales Force, with determination by the JCC as to including such marks being based on the timing for implementing such change and the costs associated therewith, with all out-of-pocket costs associated with creating and approving new packaging borne by Santarus if so approved by the JCC. Santarus recognizes Depomed’s title to the Depomed Trademarks, and shall not at any time, during or after the Term, do or knowingly suffer to be done any act or thing which will in any way impair the rights of Depomed in or to the Depomed Trademarks. Santarus acknowledges and agrees that it shall not acquire and shall not claim any title to the Depomed Trademarks adverse to Depomed by virtue of the rights granted under this Agreement or through Santarus’ use of the Depomed Trademarks, it being the intention of the parties that all goodwill and improved reputation generated by Santarus and use of the Depomed Trademarks shall inure to the benefit of Depomed.
          (b) Santarus hereby grants to Depomed a non-assignable, non-sublicensable (except to any Third Party acting as the Depomed Sales Force), non-exclusive, royalty-free right and license to use the Santarus Trademarks in the Territory solely in connection with Depomed’s Promotion of the Products in the Territory in accordance with this Agreement. Such license shall expire immediately upon the expiration or termination of this Agreement. Subject to this Section 4.8 and to applicable Legal Requirements, Depomed shall have the right to use Depomed Trademarks, and include the name “Depomed,” “AcuForm,” or any variation thereof on the Promotional Materials developed by Depomed in accordance with this Agreement. Depomed recognizes Santarus’ title to the Santarus Trademarks, and shall not at any time, during or after the Term, do or knowingly suffer to be done any act or thing which will in any way impair the rights of Santarus in or to the Santarus Trademarks. Depomed shall not be obligated to use the Santarus Trademarks in the Depomed Promotional Materials. Depomed acknowledges and agrees that it shall not acquire and shall not claim any title to the Santarus Trademarks adverse to Santarus by virtue of the rights granted under this Agreement or through Depomed’s use of the Santarus Trademarks, it being the intention of the parties that all goodwill and improved reputation generated by Depomed and use of the Santarus Trademarks shall inure to the benefit of Santarus.

          (c) Each of Santarus with respect to its use of the Depomed Trademarks and Depomed with respect to its use of the Santarus Trademarks will maintain quality standards for all of its uses of the trademarks of the other party in connection with the Promotion of the Products that are substantially equivalent to those standards used by the owner of such trademarks in connection with pharmaceutical products. Subject to the foregoing and to the other provisions of this Agreement, each party acknowledges and agrees that the owner or licensee of the trademark has the right, at any time, to modify or supplement such quality standards and that the licensee or sublicensee must implement such new standards or changes following receipt of notice of such additions or changes; provided that the licensor agrees to bear all reasonable costs associated with such modifications and supplements. Compliance with this Section 4.8(c) shall be determined pursuant to the Promotional Material and Depomed Promotional Materials review and approval procedures set forth in Sections 4.4(b) and 4.9(f), as applicable.
     Section 4.9 Election by Depomed to Promote in the Territory
          (a) Depomed may elect, at any time prior to the third (3rd) anniversary of the Effective Date, to have the Depomed Sales Force Promote and Detail the Products directly to obstetrics and gynecology Professionals who are on the Depomed Physician List. If Depomed desires to make this election and to use the Depomed Sales Force for this purpose, it will inform Santarus at least sixty (60) days in advance of the commencement of Details by the Depomed Sales Force and provide Santarus with the proposed Depomed Physician List and Depomed shall commence its Promotion and Detailing activities no later than ninety (90) days after the date of its notice to Santarus. During such sixty (60)-day period, Santarus will be entitled to review the Depomed Physician List and confirm that such list does not contain any Professionals that are not, as of the date of Santarus’ receipt of the Depomed Physician List, eligible for inclusion on the Depomed Physician List. Following creation of the initial Depomed Physician List, from time to time but not more than two (2) times per calendar year, Depomed may add Professionals to the Depomed Physician List pursuant to the procedure set forth above. Following the addition of such Professionals to the Depomed Physician List, the Baseline Percentage shall be adjusted to reflect prescriptions written by any such Professionals by adding to the then-current Baseline Percentage the quotient obtained by dividing (x) [***], by (y) [***]. Notwithstanding the foregoing, the average number of Professionals on the Depomed Physician List shall in no event exceed [***] Professionals per Depomed Sales Representative providing Details.
          (b) Depomed will submit to the JCC a call plan setting forth the Details to be performed by the Depomed Sales Force. Such call plan may be taken into account in developing subsequent Annual Plans. Any Professional on the Depomed Physician List who does not receive at least [***] Details in each full calendar year following the commencement of Promotion of the Product by the Depomed Sales Force will be excluded from the Depomed Physician List in subsequent calendar years for purposes of calculating Depomed Net Sales, and for purposes of calculating the Baseline Percentage.
          (c) All Details made by the Depomed Sales Force will be reported to Santarus. Such reports by Depomed will be made in the same manner as Santarus’ Details under Section 4.6(a). Depomed shall be responsible for purchasing Prescriber Data relating to the Depomed Physician List at its sole cost and expense.

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          (d) Depomed may purchase from Santarus, at Santarus’ actual out-of-pocket costs, copies of any Promotional Materials created by Santarus for use by the Depomed Sales Force. Upon Depomed’s request, Santarus will provide to Depomed electronic copies of Promotional Materials created by or for Santarus, which Promotional Materials may be modified for use by Depomed; provided that any modification must be approved as described below. Depomed may also create and develop its own Promotional Materials for use by the Depomed Sales Force (“Depomed Promotional Materials”). Prior to the use thereof, Depomed shall provide to Santarus a prototype of any Depomed Promotional Materials for review. Santarus shall notify Depomed of any objections it has to such prototype and the basis therefor as soon as reasonably practicable, but no later than ten (10) business days following its receipt thereof. Depomed shall modify such Depomed Promotional Materials to the extent necessary to resolve any objections made by Santarus to such Depomed Promotional Materials on the grounds that such Depomed Promotional Materials are inconsistent with the overall Product positioning and messaging for the Products and shall in good faith consider any of Santarus’ other objections. The final version of the Depomed Promotional Materials shall be provided to Santarus for its review and approval to confirm their consistency with the prototype approved by Santarus and the resolution of Santarus’ objections in accordance with this Section 4.9(d), which review and approval shall occur, as soon as reasonably practicable, but no later than five (5) business days following its receipt by Santarus. The Depomed Promotional Materials will not contain any Santarus Trademark unless such materials are approved by the Santarus CAC. Santarus may purchase from Depomed, at Depomed’s out-of-pocket costs for printing and delivering such materials, copies of any Depomed Promotional Materials. Upon Santarus’ request, Depomed will provide to Santarus electronic copies of Depomed Promotional Materials created by or for Depomed, which Depomed Promotional Materials may be modified for use by Santarus; provided that any modification must be approved in the same manner as approval of Promotional Materials.
          (e) Depomed may purchase from Santarus, at Santarus’ actual out-of-pocket costs, copies of training materials developed and Controlled by Santarus related to the Products for use by Depomed in the training of the Depomed Sales Force. Depomed shall be responsible for training of the Depomed Sales Force, and may, at its own expense, develop training materials for the Depomed Sales Force in other media or forms, provided that such materials shall be subject to Santarus’ review as Depomed Promotional Materials as provided in Section 4.9(d). Depomed shall, at its own expense, train the Depomed Sales Force using such training materials, the other Promotional Materials and Depomed Training Materials and such programs as Depomed shall deem appropriate that are in compliance with Depomed’s obligations hereunder. Such programs shall include training with respect to reporting Adverse Drug Experiences and technical complaints. After the initial training, Depomed shall periodically provide additional training to each Sales Representative, and shall update its training materials as appropriate in connection with such additional training, in accordance with this Section 4.9(e).
          (f) Depomed shall be solely responsible for costs or expenses related to any activities of the Depomed Sales Force, including costs for Depomed Promotional Materials, training or training materials or the purchase from Santarus of Promotional Materials for the Depomed Sales Force.
          (g) Depomed will cause the Depomed Sales Force and Depomed employees and agents acting on Depomed’s behalf to comply with this Agreement and all applicable Legal

Requirements in connection with the Promotion of the Products. It is understood, and Depomed agrees, that it will be accountable for the acts or omissions of its employees and agents to the extent such acts or omissions fail to comply with Depomed’s obligations under this Agreement.
          (h) Depomed will not make any false or misleading representations to Professionals, customers or others regarding Santarus or the Products and will not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Products that are not consistent with the applicable then-current FDA approved labeling, package insert or other documentation accompanying or describing the Products. Depomed agrees to undertake timely and complete corrective action for any deviations from this Section 4.9(h).
     Section 4.10 Product Website
     Unless otherwise agreed in writing by the parties, Depomed shall maintain the existing Product website and implement any changes to such Product website, subject to the procedure set forth in Section 4.4 used for Promotional Materials. Santarus will reimburse Depomed for its direct out-of-pocket costs associated with implementing any changes requested by Santarus. Such reimbursed costs shall be included in the Advertising/Marketing/Educational Expenses for Santarus.
ARTICLE V
CLINICAL AND REGULATORY AFFAIRS; DEVELOPMENT
     Section 5.1 Regulatory Approvals
     Depomed shall use active, sustained, diligent efforts to maintain and continue all Regulatory Approvals currently in effect for the Products. Santarus agrees that all Regulatory Approvals, applications therefor and any other submissions to a Governmental Authority with respect to the Products shall be in the name of, and shall be owned by, Depomed or its designee and Santarus shall have access, free of charge, to all clinical and non-clinical data related to the Products generated by or on behalf of and controlled by Depomed, whether before or after the Effective Date.
     Section 5.2 Compliance with Regulatory Requirements
     Unless otherwise required by law or expressly required by this Agreement, Depomed will retain exclusive authority over and responsibility for complying with all regulatory requirements and maintaining all contacts with Governmental Authorities with respect to the Products, including maintaining and updating of the NDA, the development and submission of applications for new formulations, dosage strengths or indications of the Products, the reporting of any Adverse Drug Experiences to the FDA, the compliance of Promotional Materials with FDA rules and regulations and the filing of Promotional Materials with the FDA.
     Section 5.3 Compliance

     In performing its duties hereunder, each party shall, and shall cause the Santarus Sales Force or Depomed Sales Force, as applicable, and its employees and agents to, comply with all Legal Requirements, including the FDA’s regulations and guidelines concerning the advertising of prescription drug products, DDMAC’s promotional guidelines, the PhRMA Code on Interactions with Healthcare Providers, the Prescription Drug Marketing Act of 1987, as amended, and the rules and regulations promulgated thereunder, equal employment, non-discrimination and federal and state anti-kickback Legal Requirements, and Legal Requirements with respect to submission of false claims to governmental or private health care payors, which may be applicable to the activities (including the warehousing, handling and distribution of Samples) to be performed by such party hereunder. None of Santarus, Depomed, the Santarus Sales Force, the Depomed Sales Force and either party’s employees and agents shall offer, pay, solicit or receive any remuneration to or from Professionals in order to induce referrals of or purchase of the Products in violation of applicable Legal Requirements, including without limitation federal or state anti-kickback Legal Requirements. The Santarus Sales Force and the Depomed Sales Force shall have been trained in compliance with applicable Legal Requirements prior to engaging in Promotion of the Products.
     Section 5.4 Communications with Regulatory Authorities
          (a) Except to the extent set forth in Section 5.4(b), all communications with Government Authorities concerning the Product shall be the sole responsibility of Depomed. Depomed shall within two (2) business days provide Santarus with copies of all such communications (including summaries of all relevant verbal communications) related to Promotional Materials and Serious Adverse Drug Experiences (except that routine communications as to such matters (e.g., FDA 2253 correspondence) may be forwarded to Santarus within five (5) business days) and shall reasonably respond to all inquiries by Santarus relating thereto. Depomed will reasonably consult with Santarus concerning adverse drug reaction reporting to the FDA and communications related to Promotional matters with the FDA or other Governmental Authorities that Depomed reasonably considers to be significant to the Product, including regulatory responses to follow up inquiries regarding adverse drug reactions. Depomed will provide to Santarus a copy of all draft responses related to such matters as soon as practicable, and will endeavor to provide such responses at least five (5) business days in advance of their submission (to the extent allowable under Legal Requirements), and will consider in good faith any comments provided to Depomed by Santarus.
          (b) Santarus shall not, without the consent of Depomed or unless so required by Legal Requirements, correspond or communicate with the FDA or with any other Governmental Authority, whether within the Territory or otherwise, concerning the Products, or otherwise take any action concerning any Regulatory Approval under which the Products are sold or any application for Regulatory Approval of the Products; provided that during the Term, Santarus shall have the right to communicate with the FDA or any other Governmental Authority regarding the Products if such communication is necessary to comply with the terms of this Agreement or any Legal Requirement (including without limitation state or local Legal Requirements related to marketing activities undertaken by Santarus or the Santarus Sales Force), or if Santarus made a request of such agency to communicate with Depomed instead, and such Governmental Authority denied such request (in any such case, Santarus shall give Depomed notice as soon as reasonably practicable of such communication and, to the extent practicable, Depomed shall be permitted to accompany Santarus, take part in any such communications and receive copies of all such communications). Santarus shall within two (2) business days upon receipt of any communication from the FDA or from any other Governmental Authority relating to the Products, forward a copy of the same to Depomed and reasonably respond to all inquiries by Depomed relating thereto. If Santarus is required by law to communicate with the FDA or with any other Governmental Authority relating to the Products, then Santarus shall so advise Depomed within two (2) business days and provide Depomed in advance with a copy of any proposed written communication, or a written summary of any proposed oral communication with the FDA or any other Governmental Authority. Santarus shall comply with any and all reasonable direction of Depomed concerning any meeting or written or oral communication with the FDA or any other Governmental Authority relating to the Product unless otherwise required by Legal Requirements.
     Section 5.5 Product Complaints
     Santarus shall refer any oral or written Product Complaints which it receives concerning the Products to Depomed within four (4) days of its receipt thereof; provided, that all complaints concerning suspected or actual Product tampering, contamination or mix-up shall be delivered within twenty four (24) hours of its receipt thereof. Santarus shall not take any other action in respect of any such complaint without the consent of Depomed unless otherwise required by Legal Requirements. If requested by Depomed, Santarus will collaborate with Depomed to resolve any Product Complaints. All Product Complaints shall be directed to the attention of Depomed’s Vice President, Regulatory Affairs, at Depomed’s address set forth in Section 14.1. Depomed shall provide Santarus with a summary of all Product Complaints received by Depomed within ten (10) business days of its receipt thereof; provided, however, that all complaints concerning suspected or actual Product tampering, contamination or mix-up shall be delivered within twenty-four (24) hours of its receipt thereof.
     Section 5.6 Adverse Drug Experience Reports
          (a) Each party shall notify the other: (i) of all Serious Adverse Drug Experience Reports within forty-eight (48) hours of the time such Serious Adverse Drug Experience Report becomes known to such party (including its employees); and (ii) of all Adverse Drug Experience Reports within five (5) days of the time such Adverse Drug Experience Report becomes known to such party (including its employees).
          (b) Except as may otherwise be required by Legal Requirements, (i) Santarus shall not disclose any information concerning Adverse Drug Experience Reports or Serious Adverse Drug Experience Reports to any Person or Governmental Authority without the prior consent of Depomed; and (ii) Depomed shall have the sole discretion to determine whether any Product Complaint, Adverse Drug Experience Report or Serious Adverse Drug Experience Report must be reported to the FDA or any other Governmental Authority.
          (c) All follow-up investigations concerning Adverse Drug Experience Reports and Serious Adverse Drug Experience Reports shall be conducted by Depomed; provided that Santarus shall have the right to participate in such investigations upon its request. Santarus shall provide all reasonable cooperation with any such follow-up investigation as may be requested by Depomed from time to time.

          (d) The parties will enter into a separate and more detailed pharmacovigilance agreement, consistent with the terms of this Agreement, reasonably in advance of the Promotion Commencement Date.
     Section 5.7 Recalls or Other Corrective Action
     Depomed shall have sole responsibility for and shall make all decisions with respect to any recall (including recall of packaging and promotion materials), market withdrawals or any other corrective action related to the Products. Depomed shall promptly consult with Santarus with respect to any such actions proposed to be taken by Depomed (and in all events prior to the taking of such actions), including all actions that are reasonably likely to result in a material adverse effect on the marketability of the Products in the Territory. At Depomed’s request, Santarus shall provide assistance to Depomed in conducting such recall, market withdrawal or other corrective action (including retrieving Samples distributed by the Santarus Sales Force to Professionals). With respect to any recall, market withdrawal or corrective action initiated by Depomed as a result of Depomed becoming aware of any manufacturing defect in Products (other than Products manufactured by Santarus in accordance with Section 6.6), Depomed shall reimburse Santarus for its reasonable, documented, direct, out-of-pocket costs incurred in connection with participating in such recall, market withdrawal or other corrective action provided that a breach of the provisions of this Agreement, or a violation of Legal Requirements, by Santarus is not a material cause of the recall, market withdrawal or other corrective action. Except as set forth above, but subject to Depomed’s indemnification obligations under Section 11.1, Depomed shall be under no liability whatsoever to compensate Santarus or make any other payment to Santarus for any decision to recall, initiate a market withdrawal or take any other corrective action with respect to the Products, unless such actions results from a breach of the provisions of this Agreement or a violation of Legal Requirements by Depomed.
     Section 5.8 Assistance
     Each party agrees to provide to the other all reasonable assistance and take all actions reasonably requested by the other party that are necessary to enable the other party to comply with any Legal Requirement applicable to the Products in the Territory.
ARTICLE VI
MANUFACTURING AND SUPPLY; SALES; PRICING
     Section 6.1 Obligations of Depomed
     In accordance with the provisions of this Agreement and all applicable Legal Requirements, Depomed shall, at its cost and expense, use reasonable best efforts to perform or cause to be performed all Product manufacture, labeling, packaging, warehousing, distribution and return, order entry, customer services and all other activities to supply and distribute the Products in the Territory in order to fill orders for (a) Product conforming to the then current Volume Forecast and (b) Santarus’ Sample requirements pursuant to Section 6.5 in a timely and efficient manner. Depomed shall use commercially reasonable efforts to maintain at least three (3) month’s safety stock of Product (“Safety Stock”) to address unanticipated changes in demand or other manufacturing need for the Products (calculated on the basis of the then current Volume Forecast).

Depomed shall also request that BLS continue any ongoing stability programs to support extending the expiry dating for the 1000mg Product.
     Section 6.2 Manufacturing Activities
     The Products, including all Samples, to be manufactured by or for Depomed for sale in the Territory shall be manufactured to meet applicable specifications for the Products in accordance with the NDA, cGMP and in compliance with all other applicable Legal Requirements.
     Section 6.3 Volume Forecasts; Wholesaler Activities
          (a) At least thirty (30) days prior to the beginning of each Agreement Quarter ending after the Promotion Commencement Date, Santarus shall submit to the JCC a written forecast by month of the number of units of Product expected to be prescribed in the Territory during the twelve (12) month period beginning with such Agreement Quarter, which forecast shall be prepared by Santarus in good faith. Depomed shall provide to Santarus trade wholesaler stocking levels information within ten (10) days following the beginning of each Agreement Quarter ending after the Promotion Commencement Date (or, if later, within two (2) business days after such information becomes available to Depomed).
          (b) The JCC shall review and discuss such forecast and shall make such modifications thereto as may be necessary for such forecast, to be unanimously approved by the JCC and to be consistent with the anticipated trade demand for the Products and with the forecasting and purchasing provisions of any applicable Third Party Product supply agreement, including the Patheon Agreement or the BLS Supply Agreement (as so modified and approved by the JCC for the applicable twelve (12) month period, the “Volume Forecast”).
          (c) Depomed shall promptly inform Santarus of any back-order situations or other situations in which wholesaler orders of the Product have not been filled (collectively, “Back Order Events”); the parties will work together to establish a remediation plan for any such Back Order Events. In addition, Depomed shall provide Santarus with access to general wholesaler ordering and shipment reports, on no less frequently than a weekly basis.
     Section 6.4 Sales; Pricing
          (a) Depomed or its Affiliates shall book all sales of the Products in the Territory and shall be responsible for entering into any contracts and other arrangements with any Person regarding the sale of the Products, and for establishing and approving the form, content and terms and conditions thereof, including any discount, allowance, rebate, chargeback or other term granted therein; provided, however, that (i) the pricing of the Products shall be consistent with the pricing established by the JCC in accordance with Section 3.3(i), (ii) the terms of such contract and other arrangement shall be consistent with the contracting guidelines established by the JCC in accordance with Section 3.3(j) and reflected in the Annual Plan, with Santarus to negotiate the rebate and chargeback amounts, the formulary position and other conditions for Product to qualify for such rebate and chargeback amounts in compliance with the contracting guidelines previously approved, and (iii) any deductions from gross amounts invoiced pursuant to any such contract or arrangement shall correspond to one or more of the categories of deductions set forth in the definition of “Net Sales” in Article I. The parties agree to discuss at the JCC and finalize the initial pricing and contracting guidelines on or before November 1, 2008.
          (b) Santarus will work on behalf of Depomed to provide reasonably necessary support for managed markets with respect to the Products to enable Depomed to enter into such contracts and other arrangements described above. For purposes of clarity, all such contracts and arrangements supported by Santarus must be executed and administered by Depomed.
     Section 6.5 Samples
          (a) Depomed shall provide or cause to be provided to Santarus, as ordered by Santarus hereunder, samples of the Products that are not for sale and with no fee associated (“Samples”) to be distributed by Santarus solely in connection with the performance of Details or as otherwise required by the rules, guidelines and policies applicable to any Professional.
          (b) At least thirty (30) days prior to the beginning of each Agreement Quarter ending after the Promotion Commencement Date, Santarus shall submit to Depomed a written non-binding forecast by month of the number of units of Samples, on a Product-by-Product basis, for the twelve (12) month period beginning with such Agreement Quarter. Such sample forecast shall be consistent with Depomed’s Third Party Product supply agreements (as of the Effective Date, the Patheon Agreement and the BLS Supply Agreement). Santarus shall place binding orders with Depomed for Samples, in a mutually agreeable format, to the same extent as Depomed is required to place binding orders for Samples with its Third Party Suppliers.
          (c) Depomed shall supply such Samples FOB Depomed’s or its designee’s warehouse, and the risk of loss and responsibility for handling and warehousing of the Samples shall pass to Santarus upon delivery to a carrier designated by Santarus. Santarus shall be responsible for distributing the Samples to its Sales Representatives in a timely manner. Depomed shall invoice Santarus for each shipment of Samples, at Depomed’s out-of-pocket cost, within thirty (30) days of the invoice date. Santarus shall also be responsible for securing the return and appropriate disposal of and reconciling existing Sample inventories from discontinued Santarus Sales Representatives.
          (d) Samples supplied by Depomed to Santarus shall be used by Santarus solely in performing Details to Professionals in accordance with this Agreement. Upon its receipt of Samples, Santarus shall be solely responsible for accountability and compliance with the PDMA for the Santarus Sales Force, and other applicable Legal Requirements relating to such Samples or the distribution of same by the Santarus Sales Force, and shall be responsible for adherence by its Sales Representatives to such Legal Requirements.
          (e) Notwithstanding Sections 6.5(a) and 6.5(b) hereof, Depomed agrees to supply Samples to Santarus during the Launch Period as mutually agreed upon based upon Santarus’ desired requirements and Depomed’s available inventory and scheduled receipts from the Sample manufacturers.
          (f) All Samples supplied to Santarus under this Agreement with approved expiry dating of 30 months or greater will have a minimum shelf life of 24 months at time of shipment to Santarus, and all Samples supplied to Santarus under this Agreement with approved expiry dating of less than 30 months will be shipped to Santarus within 6 months of the start of manufacture.
          (g) Depomed shall promptly reimburse Santarus for the cost of any Samples purchased by Santarus, to the extent that such Samples are unusable as a result of Depomed’s failure to manufacture and supply such Samples in all material respects in accordance with this Agreement.
     Section 6.6 Manufacturing Matters; Inability to Supply.
          (a) Depomed shall promptly inform Santarus in the event that Depomed becomes aware of any matters which might reasonably be expected to: (i) result in a breach of Section 6.2 hereof; or (ii) have an adverse impact on the ability to supply trade Products or Samples in a timely manner. In each such event, Depomed shall provide Santarus with a reasonable opportunity to participate directly in discussions with Depomed’s Third Party manufacturers of Products concerning the investigation and resolution of such matters. Notwithstanding the generality of the foregoing, Depomed agrees to notify Santarus within twenty-four (24) hours after Depomed has become aware of any event or circumstance related to the manufacture of the Product that might reasonably be expected to impact the safety or efficacy of Product that has been released by Depomed or that might reasonably be expected to cause such released Product to be adulterated or misbranded within the meaning of the Act.
          (b) In the event that a Depomed Supply Failure occurs, notwithstanding its compliance with its obligations under Section 6.1, Depomed shall diligently exercise its back-up manufacturing rights. In the event that Depomed is not diligently exercising its back-up manufacturing rights, upon written notice to Depomed (a “Santarus Manufacturing Notice”), Santarus shall have, and Depomed hereby grants Santarus, exercisable only in accordance with the provisions hereof, the right, but not the obligation, to manufacture, or have manufactured, the Product on behalf of Depomed, at Depomed’s expense, including expenses related to the technical transfer of the Product, and Depomed will provide reasonable assistance to Santarus in connection therewith, including by transferring or licensing to Santarus all Technology necessary or useful to give Santarus the capability of manufacturing the Product so that Santarus can undertake manufacture of the Product. Any such Product manufactured by Santarus will be sold by Depomed in accordance with this Agreement. [***].
     Section 6.7 Third Party Agreements
          (a) The parties acknowledge that Depomed is subject to certain rights and obligations under the BLS Agreements. Depomed shall not amend, terminate or cause to be terminated any of the BLS Agreements (or any other agreement between Depomed and BLS concerning rights to, or the supply or marketing of, a Product in the Territory) without the prior written consent of Santarus, which consent shall not to be unreasonably withheld, delayed or conditioned; provided that Depomed shall have the right to amend any such BLS Agreement without the consent of Santarus if such amendment does not materially and adversely affect (i) Depomed’s ability to maintain Regulatory Approval for the applicable Product, (ii) Depomed’s ability to purchase the applicable Product in commercial quantities under the BLS Supply

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Agreement, (iii) Santarus’ economic benefits hereunder, including the BLS Fees or COGS, or (iv) the applicable lead-time and forecasting requirements. In the event of any failure by BLS to timely deliver and supply the 1000mg Product under the BLS Supply Agreement in accordance with the terms thereof, Depomed shall promptly pursue any recourse it may have under such BLS Agreement to remedy such failure. In such event, Depomed’s liability to Santarus for such failure shall be limited to the recourse that Depomed receives, if any, from BLS, and any such failure on the part of BLS shall not be a breach or default of this Agreement by Depomed (except to the extent that any such failure by BLS arises directly from Depomed’s failure to comply with its obligations, including paying amounts due, under the BLS Supply Agreement). If requested by Santarus and after consultation with Santarus, Depomed will request that BLS agree to modify certain provisions of the BLS Supply Agreement relating to ordering and forecasting matters.
          (b) The parties acknowledge that Depomed is subject to certain rights and obligations under the Patheon Agreement. Depomed shall not amend, terminate or cause to be terminated the Patheon Agreement (or any other agreement between Depomed and Patheon concerning rights to, or the supply or marketing of, a Product in the Territory) without the prior written consent of Santarus, which consent shall not to be unreasonably withheld, delayed or conditioned; provided that Depomed shall have the right to amend the Patheon Agreement without the consent of Santarus if such amendment does not materially and adversely affect (i) Depomed’s ability to maintain Regulatory Approval for the applicable Product (ii) Depomed’s ability to purchase the applicable Product in commercial quantities under the Patheon Agreement, (iii) Santarus’ economic benefits hereunder, or (iv) the applicable lead-time and forecasting requirements. In addition, upon Santarus’ request, Depomed shall exercise any of its rights under the Patheon Agreement reasonably necessary to ensure continued supply of the applicable Product in the Territory.
ARTICLE VII
COMPENSATION
     Section 7.1 Santarus Payments
          (a) In consideration for Santarus’ future share of the Gross Margin in respect of the current 500mg Product Net Sales established by Depomed prior to the Effective Date, Santarus shall pay to Depomed a one-time signing payment of Twelve Million Dollars ($12,000,000), payable on the Effective Date.
          (b) In consideration for the rights granted to Santarus hereunder, Santarus shall pay to Depomed the following one-time milestone payments:
               (i) [***] Dollars ($[***]) when aggregate Promotion Net Sales in any calendar year during the Term exceed [***] Dollars ($[***]);
               (ii) [***] Dollars ($[***]) when aggregate Promotion Net Sales in any calendar year during the Term exceed [***] Dollars ($[***]);
               (iii) [***] Dollars ($[***]) when aggregate Promotion Net Sales in any calendar year during the Term exceed [***] Dollars ($[***]); and

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               (iv) [***] Dollars ($[***]) when aggregate Promotion Net Sales in any calendar year during the Term exceed [***] Dollars ($[***]).
Payments under Section 7.1(b) shall be made within thirty (30) days after receiving from Depomed a statement pursuant to Section 7.2(b) indicating that such aggregate Promotion Net Sales levels have been achieved.
     Section 7.2 Promotion Fees
          (a) In consideration for Santarus’ performance of its obligations under this Agreement, beginning with the Agreement Month ending on October 31, 2008, Depomed shall pay promotion fees (the “Promotion Fees”) to Santarus as follows:
               (i) Beginning on the Promotion Commencement Date and continuing for [***] Agreement Quarters thereafter, Depomed shall pay to Santarus [***] percent ([***]%) of the Gross Margin;
               (ii) Thereafter during the Term, Depomed shall pay to Santarus [***] [***] percent ([***]%) of the Gross Margin;
               (iii) Beginning on the Promotion Commencement Date and continuing for [***] Agreement Quarters thereafter, Depomed shall pay to Santarus [***] percent ([***]%) of the Depomed Gross Margin; and
               (iv) Thereafter during the Term, Depomed shall pay to Santarus [***] percent ([***]%) of the Depomed Gross Margin.
          (b) Within [***] days following the end of each Agreement Month during the Term, Depomed shall provide Santarus with a statement in a mutually agreeable format setting forth:
               (i) the aggregate number of units of Product (on a Product-by-Product basis) sold to customers in the Territory during such Agreement Month;
               (ii) Net Sales during such Agreement Month;
               (iii) Depomed Net Sales during such Agreement Month, if any;
               (iv) BLS Fees during such Agreement Month;
               (v) COGS during such Agreement Month;
               (vi) Medical Affairs Expenses during such Agreement Month; and
               (vii) Gross Margin for such Agreement Month.
          (c) Within [***] days following the end of each Agreement Month (or if later, within two (2) business days after such information becomes available to Depomed) during the

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Term, Depomed shall provide Santarus with a statement setting forth the aggregate number of units of Product sold to customers in the Territory during such Agreement Month.
          (d) Except as expressly specified otherwise, any amounts payable by one party to the other party in respect of any Agreement Month pursuant to this Agreement shall be paid within thirty (30) days after the end of such Agreement Month. Statements required to be provided to Santarus under this Section 7.2 shall be emailed to such email addresses as Santarus may from time to time designate in writing.
          (e) In the event that Promotion Fees payable to Santarus under this Agreement for a particular period is a negative number, Santarus will not be required to make a payment to Depomed equal to the negative Promotion Fees, and Depomed shall credit an amount equal to any negative Promotion Fees against any future payments due to Santarus under this Agreement.
     Section 7.3 Maintenance of Records
          (a) Each party agrees to keep, for a period of at least three years after the date of entry (or such longer period as may be required by Legal Requirements) full and accurate records maintained in accordance with such party’s accounting practices in sufficient detail to enable a Third Party to accurately calculate (i) in the case of Depomed, COGS, BLS Fees, Medical Affairs Expenses, Net Sales and Depomed Net Sales reported, payments to be made under this Agreement and Details completed by the Depomed Sales Force, if any, and (ii) in the case of Santarus, Advertising/Marketing/Educational Expenses, Sales Force Expenditures (i.e., Details completed by the Santarus Sales Force, including as to each Detail whether it was a P1 Detail or P2 Detail) and, with respect to the first twelve (12) months following the Promotion Commencement Date, Details, including as to each Detail whether it was a P1 Detail or P2 Detail, completed by the Santarus Sales Force. Upon thirty (30) days prior written notice, such records shall be made available by the audited party for audit by an independent certified public accounting firm designated by the other party and reasonably acceptable to the party whose records are to be examined. The auditor will only examine such books and records during business hours but not more than once each fiscal year while this Agreement remains in effect and for three years thereafter in order to verify expenses, COGS, BLS Fees, Medical Affairs Expenses, Gross Margin, Net Sales, Depomed Net Sales or such Details completed, or payments due under this Agreement. The fees and expenses of the auditor performing such verification examination shall be borne by the party conducting the verification; provided, however, that if any verification reveals that the audited party has reported incorrectly, and the amount of such discrepancy is at least five percent (5%) of the aggregate amount that should have been reported for the period examined, then the audited party shall pay the entire amount of the fees and expenses for such verification.
          (b) Each party shall have the right, upon ten (10) business days’ prior written notice, to audit all applicable records of the other party (other than records described in Section 7.3(a)) for the purpose of determining the audited party’s compliance with the obligations set forth in this Agreement, including with respect to training programs and certifications and records and reports for the Samples. The audit will be conducted during normal business hours, at convenient times. Any such audit may be conducted no more than once each fiscal year. The fees and expenses of the auditing party shall be borne by such party. This right to audit shall extend throughout the term of this Agreement and for one year after expiration or termination of this Agreement.
          (c) Whenever in this Agreement a party is required to report its costs, or is entitled to receive or obligated to make a payment based on its costs, such costs (including COGS, Medical Affairs Expenses and Advertising/Marketing/Educational Expenses) shall be determined in accordance with generally accepted accounting principles as applied in the United States (“GAAP”), consistent with the terms of this Agreement. The term “out-of-pocket” costs or expenses means cost or expenses paid to Third Parties and shall not include any fixed costs or expenses, personnel costs or expenses, overhead costs or expenses, or other costs or expenses of a similar nature.
     Section 7.4 Payments
     Any payments required to be made by either party under this Agreement shall be made in United States dollars via wire transfer of immediately available funds to such bank account as the other party shall designate in writing prior to the date of such payment. All payments shall bear interest from the date due until paid at a rate equal to the prime rate effective for the date that payment was due plus eight percent (8%), as quoted by the Wall Street Journal, New York Edition, on the date such payment was due, or, if less, the maximum rate permitted by applicable law.
     Section 7.5 Tail Promotion Fees
     Following the termination of this Agreement at the conclusion of the initial three (3) years of the Term or thereafter, for each of the [***] full calendar quarters following such termination, Depomed shall pay to Santarus an amount equal to [***] percent ([***]%) of aggregate Net Sales for each such quarter (excluding any Depomed Net Sales as of the effective termination date).
     Section 7.6 Depomed Percentage
     If, prior to or following the commencement of Product Promotion by the Depomed Sales Force, either party reasonably determines that the Prescriber Data fails to, or is likely to fail to, reasonably accurately reflect the portion of Net Sales attributable to prescriptions written by Professionals on the Depomed Physician List (whether as a result of Professionals opting out of the American Medical Association’s Physician Masterfile database or otherwise), the parties shall negotiate in good faith with respect to implementing a revised manner of measuring the portion of Net Sales attributable to prescriptions written by Professionals on the Depomed Physician List, and reflect any such modification in the definition of “Depomed Percentage” and the “Baseline Percentage.” The parties shall consider in their discussions any other customary manner of determining similar information as may arise in light of Professionals opting out of the American Medical Association’s Physician Masterfile database or otherwise.
ARTICLE VIII
TERM AND TERMINATION
     Section 8.1 Term

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     The term of this Agreement shall commence on the Effective Date and shall continue, unless terminated sooner in accordance with this Article VIII, until the expiration of the last-to-expire patent or patent application with a Valid Claim in the Territory covering a Product or its uses (the “Term”).
     Section 8.2 Early Termination
     (a) Depomed may terminate this Agreement, at any time after providing sixty (60) days’ prior written notice, in the event that Santarus fails to meet its obligations under Section 4.1(b), (c) or (d) with respect to minimum Promotion obligations. Notwithstanding the foregoing, Santarus shall have an opportunity to cure any such breach within ninety (90) days following written notice from Depomed provided that: (i) Santarus has complied with at least ninety percent (90%) of the aggregate obligations in effect under such Sections during the relevant time period; and (ii) no other breach of the obligations set forth in Sections 4.1(b), (c) or (d) has occurred within the prior twelve (12) month period.
     (b) Santarus may terminate this Agreement for any reason upon ninety (90) days’ prior written notice; provided, however, that the effective date for such termination may not occur prior to eighteen (18) months following the Effective Date.
     (c) Santarus may terminate this Agreement immediately upon written notice to Depomed in the event of (i) any action taken or objection raised by any Governmental Authority that prevents Santarus from performing its obligations under this Agreement or otherwise makes such activity unlawful, (ii) loss of a Product’s market exclusivity in the Territory (whether through the introduction of a generic product or otherwise), or (iii) Depomed’s failure to supply Product reasonably necessary to meet trade demand for the Product and consistent with the then-current Volume Forecast, which failure continues for a period of three (3) months or longer.
     (d) Either party shall have the right to terminate this Agreement immediately in the event of a large scale recall or withdrawal of the Product from the Territory resulting from a significant safety risk inherent in the Product and not due to tampering, a remediable manufacturing problem, or other defect that can be cured with respect to Products manufactured after such risk is discovered.
     (e) Depomed shall have the right to terminate this Agreement upon one hundred eighty (180) days’ prior written notice if Santarus fails to timely deliver the written confirmation related to Sales Force Expenditures required by Section 4.5(e) (provided that if such failure is cured within thirty (30) days following receipt of Depomed’s notice, such notice with respect to such termination shall be null and void).
     Section 8.3 Termination for Cause
     Either party may terminate this Agreement, effective at any time after providing sixty (60) days written notice and an opportunity to cure during such sixty (60)-day period (ninety (90) days in the case of a breach by Depomed of Section 6.1), in the event of a material failure of the other party to comply with its material obligations contained in this Agreement. If such cure is effected, such notice with respect to such termination shall be null and void.

     Section 8.4 Termination for Bankruptcy or Force Majeure
     To the extent permitted by law, each party will have the right to terminate this Agreement immediately upon notice to the other party, in the event of either of the following:
          (a) The entry of an order for relief under the United States Bankruptcy Code (or any corresponding remedy under successor laws) against the other party; the filing of a petition by or against the other party under any bankruptcy, insolvency or similar law (which petition is not dismissed within sixty (60) days after filing), except Chapter 11 of the United States Bankruptcy Code or any successor statute that permits a corporation to continue its operation while protecting it from creditors; the appointment of a receiver for the other party’s business or property; or the other party’s making of a general assignment for the benefit of its creditors; or
          (b) Any Force Majeure Event affecting the other party beyond the other party’s control which lasts for a period of at least six (6) months and which is of sufficient intensity to interrupt or prevent the carrying out of such other party’s material obligations under this Agreement during such period.
Notwithstanding the occurrence of any of the events specified in subsection (a) of this Section 8.4, the parties acknowledge and agree that, to the extent Section 365(n) of the United States Bankruptcy Code applies to this Agreement, the non-insolvent party may elect to retain and exercise the rights granted to it hereunder with respect to the intellectual property owned or controlled by the insolvent party.
     Section 8.5 Force Majeure
     Any Force Majeure Event of the type described in Section 16.7 affecting a party hereunder shall entitle the other party hereto, at any time after the expiry of the period of six (6) months specified therein and upon sixty (60) days written notice given after such six (6)-month period (such notice being null and void if the Force Majeure Event is discontinued during such sixty (60)-day period), in addition to the right to terminate this Agreement under Section 8.4, the right to continue the Agreement in full force and effect without modification. In no circumstances will either party be liable to the other for its inability to perform under this Agreement due to any such Force Majeure Event.
     Section 8.6 Effect of Termination
          (a) No additional payment obligations arising under Article VII hereof shall accrue after the date of expiration or termination of this Agreement except as set forth in Section 7.5; provided, however, that expiration or termination of this Agreement shall not relieve either party of any obligations accruing prior to such expiration or termination. Certain provisions of this Agreement by their terms continue after the expiration or termination of this Agreement, including Sections 3.5, 4.4(d), 5.5, 5.6, 7.3, 7.4, 7.5, this Section 8.6, 15.1 and Articles XI and XII and solely with respect to the reports required for the Final Agreement Quarter, Sections 4.5(g) and 4.6(a). In addition, any other provisions required to interpret and enforce the parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.

          (b) Except as indicated in Section 8.5, expiration or termination of this Agreement shall be without prejudice to (i) any remedies which any party may then or thereafter have hereunder or at law or in equity; and (ii) a party’s right to receive any payment accrued under the Agreement prior to the termination date but which became payable thereafter; and (iii) either party’s right to obtain performance of any obligations provided for in this Agreement which survive termination by their terms or by a fair interpretation of this Agreement. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity or otherwise.
          (c) Upon the expiration or termination of this Agreement pursuant to this Article VIII, each party shall promptly transfer and return to the other party all Proprietary Information of the other party (provided that each party may keep one copy of such Proprietary Information for archival purposes only). Upon the expiration or termination of this Agreement, Santarus shall, if requested by Depomed, provide to Depomed all Promotional Materials in Santarus’ possession (including electronic files of all Promotional Materials) at Santarus’ out-of-pocket cost for printing and delivering such materials; provided, however, that Santarus shall, unless otherwise requested by Depomed, destroy any printed copies of Promotional Materials bearing the Santarus Trademarks and may remove the Santarus Trademarks from electronic files of Promotional Materials.
          (d) Upon the expiration or termination of this Agreement pursuant to this Article VIII other than pursuant to Depomed’s termination under Sections 8.3 or 8.4, Depomed may, but is not obligated to, purchase from Santarus, at Santarus’ cost (as determined pursuant to this Agreement) all remaining Samples; provided, however, that Depomed shall be obligated to purchase such Samples from Santarus in the event that this Agreement is terminated pursuant to Section 8.3 for Depomed’s breach.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES
     Section 9.1 Representations and Warranties of Depomed
     Depomed hereby represents and warrants to Santarus as of the date hereof as follows:
     (a) Organization. Depomed (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of California, and (ii) has all necessary corporate power and corporate authority to own its properties and to conduct its business, as currently conducted.
     (b) Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the corporate power of Depomed, have been duly authorized by all necessary corporate proceedings of Depomed, and this Agreement has been duly executed and delivered by Depomed.
     (c) No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not: (i) conflict with or result in a breach of any provision of Depomed’s organizational documents; (ii) result in a material breach of any material agreement to which Depomed is party; (iii) result in a violation of any Order to which Depomed is subject; (iv) require Depomed to obtain any material approval or consent from any Governmental Authority or Third Party other than those consents and approvals which have been obtained prior to the date hereof; or (v) violate any Legal Requirement applicable to Depomed in any material respect.
     (d) Enforceability. This Agreement constitutes the valid and binding obligation of Depomed, enforceable against Depomed in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).
     (e) Broker. Depomed has not employed any broker, finder, or agent with respect to this Agreement or the transactions contemplated hereby.
     (f) Depomed Intellectual Property. To the knowledge of Depomed, the Promotion and sale of Product in the Territory in accordance with this Agreement will not infringe any patents, trademarks or other intellectual property rights of any Third Party; provided, that Depomed makes no representation as to the Santarus Trademarks. Depomed has the right, power and authority to grant the licenses granted by it hereunder, including the right, power and authority to license to Santarus, pursuant to Section 6.6, all Technology necessary for the manufacture of the Products. Other than [***]: (i) Depomed has not received any written claim or demand from any Third Party alleging that any infringement, violation or misappropriation of such Third Party’s intellectual property rights has occurred as a result of the manufacture, use, offer for sale, sale or importation of any Product in the Territory; (ii) Depomed is not aware of any actual, alleged or threatened infringement, violation or misappropriation by a Third Party of any Depomed intellectual property rights covering a Product or its uses; and (iii) Depomed has not received any written claim or demand from any Third Party alleging invalidity or unenforceability of any patents or patent applications owned or licensed by Depomed covering a Product or its uses.
     (g) Litigation. There is no litigation, arbitration proceeding, governmental investigation, action or claims of any kind, pending or, to the knowledge of Depomed, threatened, by or against Depomed, BLS, Patheon or any of their respective Affiliates relating to the Products or which would reasonably be expected to materially affect Depomed’s ability to perform its obligations hereunder.
     (h) Documentation. Depomed has made available to Santarus copies of substantially all clinical data and reports, medical information, competitive information, marketing research, agreements and other documentation related to the Products in Depomed’s possession that have been requested by Santarus in the course of Santarus’ due diligence investigation of the Products.
     (i) Supply. Depomed currently has access to sufficient supplies of Products to satisfy the manufacturing obligations required by it under this Agreement. All Products will be manufactured with reasonable due care and in conformity with the NDAs, current generally

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accepted standards and procedures for manufacturing the Products, cGMP and all other applicable Legal Requirements.
     (j) Generic Drug Act. Pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a, as may be amended or supplemented (the “Generic Drug Act”),
               (i) none of Depomed, its Affiliates, or any Person under its direction or control is currently debarred by the FDA under the Generic Drug Act;
               (ii) none of Depomed, its Affiliates, or any Person under its direction or control is currently using or will use in any capacity in connection with the Products any Person that is debarred by FDA under the Generic Drug Act; and
               (iii) there have been no convictions of Depomed, its Affiliates, or any Person under its direction or control for any of the types of crimes set forth in the Generic Drug Act within the five years prior to the Effective Date.
     (k) Legal Requirements. None of Depomed, its Affiliates, or any Person under its direction or control is currently excluded from a federal or state health care program under Sections 1128 or 1156 of the Social Security Act, 42 U.S.C. §§ 1320a-7, 1320c-5 as may be amended or supplemented. None of Depomed, its Affiliates, or Person under its direction or control is otherwise currently excluded from contracting with the federal government. None of Depomed, its Affiliates, or Person under its direction or control is otherwise currently excluded, suspended, or debarred from any federal or state program. Depomed shall immediately notify Santarus if, at any time during the Term, Depomed, its Affiliates, or any Person under its direction or control is convicted of an offense that would subject it or Santarus to exclusion, suspension, or debarment from any federal or state program. To Depomed’s knowledge, the manufacture, use, offer for sale, sale and importation of the Products in the Territory has been in material compliance with all Legal Requirements.
     (l) NDA Acquisition. Depomed has not committed fraud in relation to the filing or acquisition of an NDA or used unfair methods of competition in connection with such filing or acquisition, including, in either case, in connection with any data supplied by Depomed to the FDA. The parties acknowledge that a breach of this representation is a material failure of a material obligation and is not subject to cure. The data regarding the efficacy and safety of the Products contained in the NDAs and other regulatory filings submitted to the FDA in support of marketing approval of the Products are complete and accurate in all material respects. The NDAs and other regulatory filings submitted to the FDA in support of marketing approval for the Products do not contain any material misstatement of a material fact related to safety or efficacy nor omit to state any material fact in Depomed’s possession related to safety or efficacy.
     (m) BLS Agreements. Depomed is not in material breach of any BLS Agreement and has not submitted to BLS any notice (written or oral) to the effect that BLS is in breach of any BLS Agreement. Depomed has not received from BLS any notice (written or oral) to the effect that Depomed is in breach of any BLS Agreement. Each of the BLS Agreements is legal, valid, binding, enforceable and in full force and effect in all material respects.

     (n) Patheon Agreement. Depomed is not in material breach of the Patheon Agreement and has not submitted to Patheon any notice (written or oral) to the effect that Patheon is in breach of the Patheon Agreement. Depomed has not received from Patheon any notice (written or oral) to the effect that Depomed is in breach of the Patheon Agreement. The Patheon Agreement is legal, valid, binding, enforceable and in full force and effect in all material respects.
     (o) Inventory Levels. Since January 1, 2008, Depomed has not (i) materially altered its distribution practices or terms with respect to the Products (other than pricing increases in the ordinary course of business), (ii) altered its activities and practices with respect to inventory levels of the Products maintained at the wholesale, chain, institutional or retail levels in any material respect, or (iii) experienced abnormally high levels of returns of the Products when compared to historical norms.
     Section 9.2 Representations and Warranties of Santarus
     Santarus hereby represents and warrants to Depomed as of the date hereof as follows:
          (a) Organization. Santarus (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and (ii) has all necessary corporate power and corporate authority to own its properties and to conduct its business, as currently conducted.
          (b) Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the corporate power of Santarus, have been duly authorized by all necessary corporate proceedings of Santarus, and this Agreement has been duly executed and delivered by Santarus.
          (c) No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not: (i) conflict with or result in a breach of any provision of Santarus’ organizational documents; (ii) result in a material breach of any material agreement to which Santarus is party; (iii) result in a violation of any Order to which Santarus is subject; (iv) require Santarus to obtain any material approval or consent from any Governmental Authority or Third Party other than those consents and approvals which have been obtained prior to the date hereof; or (v) violate any Legal Requirement applicable to Santarus in any material respect.
          (d) Enforceability. This Agreement constitutes the valid and binding obligation of Santarus, enforceable against Santarus in accordance with its terms, subject to bankruptcy reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).
          (e) Broker. Santarus has not employed any broker or finder with respect to this Agreement or the transactions contemplated hereby.
          (f) Santarus Trademarks. To the knowledge of Santarus, the use of the Santarus Trademarks to Promote and sell Products in the Territory in accordance with this

Agreement will not infringe any trademarks or other intellectual property rights of any Third Party.
          (g) Litigation. There is no litigation, arbitration proceeding, governmental investigation, action or claims of any kind, pending or, to the knowledge of Santarus, threatened, by or against Santarus or any of its Affiliates relating to the Products or which would reasonably be expected to materially affect Santarus’ ability to perform its obligations hereunder.
          (h) Generic Drug Act. Pursuant to the Generic Drug Act,
               (i) none of Santarus, its Affiliates, or any Person under its direction or control is currently debarred by the FDA under the Generic Drug Act;
               (ii) none of Santarus, its Affiliates, or any Person under its direction or control is currently using or will use in any capacity in connection with the Products any Person that is debarred by FDA under the Generic Drug Act; and
               (iii) there have been no convictions of Santarus, its Affiliates, or any Person under its direction or control for any of the types of crimes set forth in the Generic Drug Act within the five years prior to the Effective Date.
          (i) Legal Requirements. None of Santarus, its Affiliates, or any Person under its direction or control is currently excluded from a federal or state health care program under Sections 1128 or 1156 of the Social Security Act, 42 U.S.C. §§ 1320a-7, 1320c-5 as may be amended or supplemented. None of Santarus, its Affiliates, or any Person under its direction or control is otherwise currently excluded from contracting with the federal government. None of Santarus, its Affiliates, or Person under its direction or control is otherwise currently excluded, suspended, or debarred from any federal or state program. Santarus shall immediately notify Depomed if, at any time during the Term, Santarus, its Affiliates, or any Person under its direction or control is convicted of an offense that would subject it or Depomed to exclusion, suspension, or debarment from any federal or state program.
     Section 9.3 Depomed Disclaimer
     EXCEPT AS EXPRESSLY PROVIDED HEREIN, DEPOMED DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCTS, INCLUDING THE WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.
     Section 9.4 Santarus Disclaimer
     EXCEPT AS EXPRESSLY PROVIDED HEREIN, SANTARUS DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE X
INTELLECTUAL PROPERTY MATTERS
     Section 10.1 Intellectual Property Prosecution and Maintenance
     Depomed shall use commercially reasonable efforts to prosecute and maintain the Depomed intellectual property in the Territory related to any Product Promoted pursuant to this Agreement (a “Promoted Product”) or its use, including patents, the Depomed Trademarks and any copyrights associated with the Promotional Materials (subject, in the case of the 1000mg Product, to Depomed’s rights in respect of intellectual property under the BLS Agreements). Depomed shall make available to Santarus (or its designated counsel) copies of such patent application files and shall make available to Santarus (or its designated counsel) all office actions relating to any Promoted Product wherein at least one (1) claim is directed to the Promoted Product in those patent applications, and copies of material correspondence with the U.S. Patent and Trademark Office relating to such patent applications to the extent they relate to the Promoted Product or its use. Santarus shall have the right to comment upon the prosecution of such patent applications (subject, in the case of the 1000mg Product, to Depomed’s rights in respect of intellectual property under the BLS Agreements). Depomed shall, in good faith, consider such comments of Santarus. In addition, Depomed shall keep Santarus reasonably informed regarding material developments relating to the prosecution, maintenance or enforcement of Depomed’s intellectual property rights related to any Promoted Product outside the Territory that could reasonably be expected to have a material impact on Depomed’s intellectual property rights related to the Promoted Product in the Territory.
     Section 10.2 Third Party Competition
     Nothing in this Agreement shall limit or restrict Depomed’s ability to grant non-exclusive patent licenses to patents and patent applications included within the Technology or otherwise covering a Product in connection with the settlement of any pending, threatened or contemplated patent litigation with respect to [***] commercialized in the Territory prior to the Effective Date (each such license, a “Patent License”). However, in recognition of the parties’ agreement to exclusively Promote Products, in accordance with the terms and conditions of this Agreement, Depomed agrees that if Depomed or any Affiliate thereof grants to any Affiliate or Third Party a license, covenant not to sue, right of reference, right of supply, other intellectual property right or other settlement (in any case, other than Patent Licenses and covenants not to sue and other rights in connection with the grant of Patent Licenses for [***] commercialized in the Territory prior to the Effective Date) related to the manufacture, use, offer for sale, sale, importation, marketing or promotion of any Product, including any authorized generic version of any Product covered by any NDA, then Depomed shall obtain Santarus’ consent (not to be unreasonably withheld) in advance of the grant of any such license, covenant not to sue, right of reference, right of supply, other intellectual property right or other settlement, and as part of such consent the parties shall negotiate in good faith financial adjustments to this Agreement adequate to compensate Santarus for any payments made by Santarus prior to such grant or other settlement (including signing and any milestone payments) and any lost market share attributable to sales of the product by or on behalf of such Third Party or Affiliate, taking into account the consideration received by Depomed or its Affiliates for the grant of such rights or other settlement.

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     Section 10.3 Infringement
          (a) If either party shall learn of a claim or assertion that the manufacture, use or sale of a Promoted Product in the Territory infringes or otherwise violates the intellectual property rights of any Third Party or that any Third Party violates the intellectual property rights owned or Controlled by (i) Depomed in a Promoted Product and the Depomed Trademarks in the Territory or (ii) Santarus in the Santarus Trademarks, then the party becoming so informed shall promptly, but in all events within fifteen (15) days thereof, notify the other party to this Agreement of the claim or assertion. In the event Depomed receives a notice under Paragraph IV of the U.S. Federal Drug Price Competition and Patent Term Restoration Act of 1984, as amended, also known as the Hatch-Waxman Act, with respect to any Promoted Product, Depomed shall provide Santarus with written notice of such Paragraph IV notice within two (2) business days (each, a “Paragraph IV Notice”).
          (b) If warranted in the opinion of Depomed, after consultation with the JCC, Depomed shall take such legal action (“Enforcement Action”) as is advisable in Depomed’s opinion to restrain infringement of such Depomed patent rights related to any Product or the Depomed Trademarks in the Territory. Santarus shall cooperate fully with, and as reasonably requested by, Depomed in any Enforcement Action, and Depomed shall reimburse Santarus for its out-of-pocket expenses incurred in providing such cooperation. Santarus may be represented by counsel of its own selection at its own expense in any Enforcement Action. If (i) Depomed elects in writing not to bring or defend an Enforcement Action with respect to any Product in the Territory, (ii) within ninety (90) days following a written request by Santarus to do so (provided that in the case of a Paragraph IV Notice, Depomed shall confirm in writing its election to bring such Enforcement Action no later than twenty (20) days following receipt of the Paragraph IV Notice), or (iii) Depomed fails to bring or defend an Enforcement Action or take other reasonable action to protect the Depomed patent rights related to any Product or the Depomed Trademarks in the Territory from such infringement, or to abate such infringement, then, in compliance with the BLS Manufacturing Transfer Agreement or other in-license agreement with respect to applicable Product patent rights licensed from a Third Party, if any, Santarus shall have the right, at its sole discretion, to institute an Enforcement Action in its own name using counsel of its choice, at its own expense, and with the right to control the course of such Enforcement Action (and Depomed shall provide all reasonable assistance, other than financial, to Santarus for such Enforcement Action, at Santarus’ expense, including joining such Enforcement Action if necessary to maintain the Enforcement Action, and Depomed shall have the right to join and participate in the Enforcement Action whether or not such joinder is requested by Santarus) (the “Santarus Step-In Rights”); provided, however, that (i) the Santarus Step-In Rights shall not apply to the extent the Enforcement Action relates to [***]; and (ii) Santarus shall obtain Depomed’s consent (not to be unreasonably withheld) in advance of the grant of any license, covenant not to sue, right of reference, right of supply, other intellectual property right or other settlement in any Enforcement Action. Any recovery received as a result of any Enforcement Action shall be used first to reimburse the parties for their costs and expenses (including attorneys’ and professional fees) incurred in connection with such Enforcement Action (and not previously reimbursed). Of any remaining amounts, the amount (if any) which is required to be paid to BLS pursuant to the BLS Agreements or to any other licensors of the applicable patent rights or Depomed Trademarks under the terms of the respective in-license agreement, if any, shall then be paid to BLS or such

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other licensor, if any, and any amounts remaining thereafter shall be shared seventy-five percent (75%) to Santarus and twenty-five percent (25%) to Depomed.
          (c) If warranted in the opinion of Santarus, Santarus shall take such legal action as is advisable in Santarus’ opinion to restrain such infringement of the Santarus Trademarks. Depomed shall cooperate fully with, and as requested by, Santarus in Santarus’ attempt to restrain such infringement, and Santarus shall reimburse Depomed for its out-of-pocket expenses incurred in providing such cooperation. Depomed may be represented by counsel of its own selection at its own expense in any suit or proceeding brought to restrain such infringement, but Santarus shall have the right to control the suit or proceeding.
ARTICLE XI
INDEMNIFICATION; LIMITS ON LIABILITY
     Section 11.1 Indemnification
     Each party will defend, at its own expense, indemnify and hold harmless the other party and its Affiliates, and their respective directors, officers, employees, agents, Sales Representatives and other representatives, from and against any and all damages, liabilities, losses, costs, and expenses, including reasonable attorneys’ fees, arising out of any Third Party claim, suit or proceeding brought against the other party or its Affiliates, and their respective directors, officers, employees, agents, Sales Representatives and other representatives, to the extent such claim, suit, or proceeding is based upon a claim arising out of or relating to (i) any breach or violation of, or failure to perform, any covenant or agreement made by such indemnifying party in this Agreement, unless waived in writing by the indemnified party; (ii) any breach of the representations or warranties made by such indemnifying party in this Agreement; or (iii) the negligence or willful misconduct of the indemnifying party, except (under any of (i) or (ii)) to the extent arising out of the breach, violation, failure, negligence or willful misconduct of the indemnified party. In addition, Depomed will defend, at its own expense, indemnify and hold harmless Santarus and its Affiliates, and their respective directors, officers, employees, agents, Sales Representatives and other representatives, from and against any and all damages, liabilities, losses, costs, and expenses, including reasonable attorneys’ fees, arising out of any Third Party claim, suit or proceeding brought against Santarus or its Affiliates, or their respective directors, officers, employees, agents, Sales Representatives and other representatives, to the extent such claim, suit, or proceeding is based upon a claim arising out of or relating to (v) any sale, use, Promotion or other commercialization of a Product by Depomed or any Third Party, including King Pharmaceuticals, Inc., prior to the Promotion Commencement Date; (w) any actions of the Depomed Sales Force, including any false or misleading representations to Professionals, customers or others regarding Santarus or the Products; (x) any agreement between Depomed and BLS; (y) any agreement between Depomed and Patheon; or (z) any claim made by any Person that the manufacture, use or sale of the Products infringes or misappropriates the patent, trademark, or other intellectual property rights of such Person, except with respect to any claim relating to the Santarus Trademarks; or (z) any Product liability claim made by any person with respect to the Product, except to the extent liability is based on a breach by Santarus of Section 4.2. Each party agrees that it shall promptly notify the other in writing of any such claim or action and give the indemnifying party full information and assistance in connection therewith. The indemnifying party shall have the sole right to control the defense and the sole right to settle or compromise any such claim or action, except that the prior written consent of the other party shall be required in connection with any settlement or compromise which could (i) place any obligation on or require any action of such other party; (ii) admit or imply any liability or wrongdoing of such other party; or (iii) adversely affect the goodwill or public image of such other party. Notwithstanding the foregoing, the indemnified party may participate therein through counsel of its choice, but the cost of such counsel shall be borne solely by the indemnified party. The provisions of this Section 11.1 shall survive termination of this Agreement for the applicable statute of limitations (except as to claims as to which a party has notified the other in writing prior to the expiration of the applicable statute of limitations, in which event, the indemnifying party’s obligations under this Section 11.1 shall survive with respect to any such claim until its resolution pursuant to the terms of this Article XI).
     Section 11.2 Consequential Damages
     NEITHER SANTARUS NOR DEPOMED (WHICH FOR THE PURPOSES OF THIS SECTION 11.2 SHALL INCLUDE THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS) SHALL HAVE ANY LIABILITY TO THE OTHER FOR ANY PUNITIVE DAMAGES, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, RELATING TO OR ARISING FROM THIS AGREEMENT, EVEN IF SUCH DAMAGES MAY HAVE BEEN FORESEEABLE; PROVIDED THAT SUCH LIMITATION SHALL NOT APPLY IN THE CASE OF EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.1 OR IN THE CASE OF FRAUD OR WILLFUL MISCONDUCT.
ARTICLE XII
CONFIDENTIALITY AND PUBLICITY
     Section 12.1 Proprietary Information
     Pursuant to this Agreement, a party receiving Proprietary Information from the other, directly or indirectly, will treat such Proprietary Information as confidential, will use such Proprietary Information only for the purposes of this Agreement and will not disclose, and will take all reasonable precautions to prevent the disclosure of, such Proprietary Information to (a) any of its officers, directors, managers, equity holders, employees, agents, representatives, Affiliates or consultants, except those who need to know such Proprietary Information and who are bound by a like obligation of confidentiality or (b) to Third Parties.
     Section 12.2 Disclosures Required by Law
     In the event the recipient party is required under applicable Legal Requirements to disclose Proprietary Information of the disclosing party to any Governmental Authority to obtain any Regulatory Approval for the Products, is required to disclose Proprietary Information in connection with bona fide legal process (including in connection with any bona fide dispute hereunder) or is required to disclose Proprietary Information under the rules of the securities exchange upon which its securities are traded, the recipient party may do so only if it limits disclosure to that purpose after giving the disclosing party prompt written notice of any instance of such a requirement in reasonable time for the disclosing party to attempt to object to or to limit such disclosure. In the event of disclosures required under applicable Legal Requirements, the recipient party shall cooperate with the disclosing party as reasonably requested thereby.
     Section 12.3 Publicity
     The parties have agreed upon the form and content of a joint press release to be issued by the parties promptly following the execution of this Agreement. Once such press release or any other written statement is approved for disclosure by both parties, either party may make subsequent public disclosure of the contents of such statement without the further approval of the other party. Any other publicity, news release, public comment or other public announcement, whether to the press, to stockholders, or otherwise, relating to this Agreement, shall first be reviewed and approved by both parties, except no such approval shall be required for such publicity, news release, public comment or other public announcement which, in accordance with the advice of legal counsel to the party making such disclosure, is required by law or for appropriate market disclosure; provided, however, that each party shall be entitled to refer publicly to the relationship of the parties reflected in this Agreement (i.e., Depomed as the developer of the Products and Santarus as the promoter of the Products in the Territory) in a manner that is consistent with the joint press release issued by the parties. For clarity, any party making any announcement which is required by law will, unless prohibited by law, give the other party an opportunity to review the form and content of such announcement and comment before it is made. The parties shall work together to coordinate filings with governmental agencies, including the United States Securities and Exchange Commission, as to the contents and existence of this Agreement as the parties shall reasonably deem necessary or appropriate and each party shall provide the other party an opportunity to comment on any proposed filings, including redactions thereto. The provisions of this Article XII shall survive termination of this Agreement and shall remain in effect until a date three years after the Term of this Agreement.
ARTICLE XIII
RIGHT OF FIRST NEGOTIATION FOR CERTAIN COMBINATION PRODUCTS;
EXCLUSIVITY
     Section 13.1 Right of First Negotiation
     Depomed shall notify Santarus in writing in the event that Depomed desires to divest itself of its rights to the Product in the Territory (e.g., by asset sale or product license to a Third Party) or to grant rights to a Third Party to develop or commercialize a pharmaceutical product containing metformin and another generic active pharmaceutical ingredient (i.e., an active pharmaceutical ingredient that is produced and distributed within the Territory without composition of matter patent protection for the compound) in combination with Depomed’s proprietary AcuForm drug delivery technology incorporated within the Products (a “Combination Product”). If Santarus notifies Depomed in writing within [***] days after receipt of such notice (the “Evaluation Period”) that Santarus is not interested in obtaining all of Depomed’s rights in and to the Products or the applicable Combination Product (such rights, “Metformin Product Rights”), or if Santarus fails to notify Depomed of Santarus’ interest in obtaining the Metformin Product Rights, in either case prior to the expiration of the Evaluation Period, then Depomed shall have no further obligation to Santarus under this Agreement with respect to the applicable Metformin Product Rights. If Santarus is interested in obtaining the Metformin Product Rights, it

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shall so notify Depomed in writing prior to the expiration of the Evaluation Period, and upon Depomed’s receipt of such notice Santarus and Depomed shall promptly commence good-faith negotiations, for a period of [***] days and such longer period as may be mutually agreed upon by the parties in writing in the event the parties have made material progress in the negotiations (the “Negotiation Period”), regarding the commercially reasonable terms of an agreement pursuant to which Santarus shall obtain the Metformin Product Rights. If Depomed and Santarus fail to enter into an agreement for the Metformin Product Rights prior to the expiration of the Negotiation Period, then Depomed shall thereafter have the right to negotiate and enter into an agreement with a Third Party granting the Metformin Product Rights to a Third Party; provided that, for a period of [***], any such agreement may not be on terms and conditions materially more favorable to the Third Party than the terms and conditions last offered by Santarus prior to the termination of discussions with Depomed. The provisions of this Section 13.1 shall not apply to, and Depomed shall have no obligation to Santarus under this Section 13.1 in respect of, any acquisition of Depomed by a Third Party, any merger or consolidation with or involving Depomed, any acquisition by a Third Party of any material portion of the stock of Depomed, or any acquisition by a Third Party of a material portion of the assets of Depomed in addition to the Products or any Combination Product (“Merger Transaction”).
     Section 13.2 Exclusivity
     During the Term, Depomed shall not, directly or indirectly, develop, promote, market, distribute, sell or offer for sale in the Territory any single agent metformin products for human use, other than the Products in accordance with the terms of this Agreement. Depomed shall not use, and shall not permit any Third Party to use, the Glumetza® trademark in the Territory with respect to any product other than the Products.
ARTICLE XIV
NOTICES
     Section 14.1 Notices
     All notices required or permitted hereunder shall be given in writing and sent by facsimile transmission (with a copy sent by first-class mail), or mailed postage prepaid by certified or registered mail (return receipt requested), or sent by a nationally recognized express courier service, or hand-delivered at the following address:
If to Depomed:
Depomed, Inc.
1360 O’Brien Drive
Menlo Park, California 94025
Attention: President
Fax No.: (650) 462-9991

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

With a copy to:
Heller Ehrman LLP
275 Middlefield Road
Menlo Park, CA 94025
Attention: Julian Stern
Fax No: (650) 324-0638
If to Santarus:
Santarus, Inc.
3721 Valley Centre Drive
Suite 400
San Diego, California 92130
Attn: Legal Affairs Department
Facsimile: (858) 314-5702
With a copy to (which shall not constitute notice
hereunder):
Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, California 92130
Attention: Faye H. Russell
Fax No: (858) 523-5450
All notices shall be deemed made upon receipt by the addressee as evidenced by the applicable written receipt.
ARTICLE XV
INSURANCE
     Section 15.1 Insurance
          (a) During the Term and for a period of two (2) years after any expiration or termination of this Agreement, each party shall maintain (i) a commercial general liability insurance policy or policies with minimum limits of $[***] per occurrence and $[***] in the aggregate on an annual basis and (ii) a product liability insurance policy or policies with minimum limits of $[***] per occurrence and $[***] in the aggregate on an annual basis.
          (b) Upon request, each party shall provide certificates of insurance to the other evidencing the coverage specified herein. Neither party’s liability to the other is in any way limited to the extent of its insurance coverage.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE XVI
MISCELLANEOUS
     Section 16.1 Headings
     The titles, headings or captions and paragraphs in this Agreement are for convenience only and do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions and therefore shall not be considered in the interpretation, construction or application of this Agreement.
     Section 16.2 Severability
     In the event that any of the provisions or a portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction or a governmental authority, such provision or portion of provision will be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal, or unenforceable, and the validity, legality, and enforceability of the enforceable portion of any such provision and the remaining provisions will not be adversely affected thereby.
     Section 16.3 Entire Agreement
     This Agreement, together with the schedules and exhibits hereto and the Confidentiality Agreement, all of which are incorporated by reference, contains all of the terms agreed to by the parties regarding the subject matter hereof and supersedes any prior agreements, understandings, or arrangements between them, whether oral or in writing.
     Section 16.4 Amendments
     This Agreement may not be amended, modified, altered, or supplemented except by means of a written agreement or other instrument executed by both of the parties hereto. No course of conduct or dealing between the parties will act as a modification or waiver of any provisions of this Agreement.
     Section 16.5 Counterparts
     This Agreement may be executed in any number of counterparts, each of which will be deemed an original as against the party whose signature appears thereon, but all of which taken together will constitute but one and the same instrument.
     Section 16.6 Waiver
     The failure of either party to enforce or to exercise, at any time or for any period of time, any term of or any right arising pursuant to this Agreement does not constitute, and will not be construed as, a waiver of such term or right, and will in no way affect that party’s right later to enforce or exercise such term or right.

     Section 16.7 Force Majeure
          (a) In the event of any failure or delay in the performance by a party of any provision of this Agreement due to acts beyond the reasonable control of such party (such as, for example, fire, explosion, strike or other difficulty with workmen, shortage of transportation equipment, accident, act of God, declared or undeclared wars, acts of terrorism, or compliance with or other action taken to carry out the intent or purpose of any law or regulation, but not any failure of such party to perform under a Third Party agreement) (a “Force Majeure Event”), then such party shall have such additional time to perform as shall be reasonably necessary under the circumstances. In the event of such failure or delay, the affected party will use its diligent efforts, consistent with sound business judgment and to the extent permitted by law, to correct such failure or delay as expeditiously as possible. In the event that a party is unable to perform by a reason described in this Section 16.7, its obligation to perform under the affected provision of this Agreement shall be suspended during such time of nonperformance.
          (b) Neither party shall be liable hereunder to the other party nor shall be in breach for failure to perform its obligations caused by a Force Majeure Event. In the case of any such event, the affected party shall promptly, but in no event later than ten (10) days of its occurrence, notify the other party stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. Furthermore, the affected party shall keep the other party informed of the efforts to resume performance. After sixty (60) days of such inability to perform, the parties agree to meet and in good faith discuss how to proceed. In the event that the affected party is prevented from performing its obligations pursuant to this Section 16.7 for a period of six (6) months, the other party shall have the right to terminate this Agreement pursuant to the provisions of Sections 8.4(b).
     Section 16.8 Successors and Assigns
     Subject to Section 16.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns permitted under this Agreement.
     Section 16.9 Assignment
     This Agreement and the rights granted herein shall not be assignable (or otherwise transferred) by either party hereto without the prior written consent of the other party. Any attempted assignment without consent shall be void. Notwithstanding the foregoing, a party may transfer, assign or delegate its rights and obligations under this Agreement without consent to (a) an Affiliate reasonably capable of performing such party’s obligations under this Agreement or (b) a successor to all or substantially all of its business or assets of the assigning party to which this Agreement relates, whether by sale, merger, consolidation, acquisition, transfer, operation of law or otherwise or (c) in the case of either party, to one or more financial institutions providing financing to such party pursuant to the terms of a security agreement relating to such financing. In connection with any assignment, or Subcontracting pursuant to which a Third Party Sales Representative is engaged to Promote the Products, of this Agreement or any of the rights granted herein pursuant to this Section 16.9, the assignor, or party Subcontracting to another, shall ensure that the assignee, or Subcontractor, represents and warrants the matters set forth in Sections 9.1(j) and (k) (in substantially the same form as set forth in Sections 9.1(j) and (k)), where Depomed (or one of its successors or assigns) is the assignor or Subcontracting party, or Sections 9.2(h) and (i) (in substantially the same form as set forth in Sections 9.2(h) and (i)), where Santarus (or one of its successors or assigns) is the assignor or Subcontracting party. In connection with any Subcontracting pursuant to which a Third Party will manufacture the Products, the party Subcontracting to another shall use its commercially reasonable efforts to cause the Subcontractor to represent and warrant the matters set forth in Sections 9.1(j) and (k) (in substantially the same form as set forth in Sections 9.1(j) and (k)). Neither party shall knowingly engage any Third Party appearing on the FDA’s debarment list or the list of excluded individuals/entities of the Office of Inspector General of the Department of Health and Human Services to perform, or assist such party in the performance of, its obligations under this Agreement, and each party shall review each such list prior to engaging any such Third Party.
     Section 16.10 Construction
     The parties acknowledge and agree that: (a) each party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; and (b) the terms and provisions of this Agreement will be construed fairly as to each party hereto and not in favor of or against either party regardless of which party was generally responsible for the preparation or drafting of this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Exhibit,” “Schedule,” or “clause” refer to the specified Article, Section, Exhibit, Schedule, or clause of this Agreement; (v) “or” is disjunctive but not necessarily exclusive; and (vi) the term “including” or “includes” means “including without limitation” or “includes without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.
     Section 16.11 Governing Law
     This Agreement will be construed under and in accordance with, and governed in all respects by, the laws of the State of California, without regard to its conflicts of law principles.
     Section 16.12 Equitable Relief
     Each party acknowledges that a breach by it of the provisions of this Agreement may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other party irreparable injury and damage. By reason thereof, each party agrees that the other party is entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement by the other party; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach. Each party agrees that the existence of any claim, demand, or cause of action of it against the other party, whether predicated upon this Agreement, or otherwise, will not constitute a defense to the enforcement by the other party, or its successors or assigns, of the covenants contained in this Agreement.

     Section 16.13 Relationship Between Parties
     The parties hereto are acting and performing as independent contractors, and nothing in this Agreement creates the relationship of partnership, joint venture, sales agency, or principal and agent. Neither party is the agent of the other, and neither party may hold itself out as such to any other party. All financial obligations associated with each party’s business will be the sole responsibility of such party.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate on the day and year first above written.

DEPOMED, INC.
/s/ Carl A. Pelzel
By: Carl A. Pelzel
Its: President and CEO

SANTARUS, INC.
/s/ Gerald T. Proehl
By: Gerald T. Proehl
Its: President and CEO

SCHEDULES
Schedule 1.37 — Depomed Trademarks
Schedule 1.55 — Launch Plan
Schedule 1.93 — Santarus Trademarks
Schedule 4.5(h) — Depomed Promotional Activities

Schedule 1.37
Depomed Trademarks

Mark	Serial/Registration Numbers
GLUMETZA[1]	Reg. No. 3366577
DEPOMED	Reg. No. 2112593
DEPOMED (word and design mark)	Ser. No. 78781903
ACUFORM	Ser. No. 78781863
G (stylized design mark)	Ser. No. 78931764

[1]	Owned by BLS, and licensed in the United States to Depomed for the purpose of promoting the Products.

Schedule 1.55
Launch Plan
[***]
[Schedule redacted in its entirety (10 pages)]

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Schedule 1.93
Santarus Trademarks

Mark	Serial/Registration Numbers
SANTARUS	Reg. No. 2,711,984
SANTARUS logo	Reg. No. 2,896,926
Triangle logo	Reg. No. 2,899,097

Schedule 4.5(h)
Depomed Promotional Activities
[***]

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